UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EMPLOYERS HOLDINGS, INC.

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Notice of Annual Meeting of Stockholders and Proxy Statement
April 16, 2021
Dear Stockholder:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Employers Holdings, Inc. The meeting will be held on Thursday, May 27, 2021, beginning at 9:00 a.m. Pacific Daylight Time at 10375 Professional Circle, Reno, Nevada 89521* for the following purposes:
(i)To elect the ten directors named in the attached proxy statement to serve until the 2022 Annual Meeting of Stockholders;
(ii)To hold an advisory vote to approve the compensation paid to our named executive officers;
(iii)To ratify the appointment of Ernst & Young LLP as our independent accounting firm for the year ending December 31, 2021; and
(iv)To transact such other business as may properly come before the meeting or any postponement, adjournment, or other delay thereof.
All stockholders of record of Employers Holdings, Inc. as of the close of business on March 29, 2021 are entitled to receive notice of, and to vote at, the 2021 Annual Meeting of Stockholders and any postponement, adjournment or other delay thereof.
We are pleased to continue to furnish proxy materials to our stockholders electronically over the Internet. We believe that this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our annual meeting. The proxy materials, including Employers Holdings, Inc.’s Annual Report for the year ended December 31, 2020, is available at www.proxydocs.com/eig.
Your vote is very important to us. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You may revoke your proxy any time prior to the annual meeting and submit a new proxy as you deem necessary.
We look forward to seeing you at the annual meeting on May 27, 2021.
Sincerely,

Michael J. McSally	Lori A. Brown
Chair of the Board	Executive Vice President, Chief Legal Officer and Secretary

*Due to the ongoing public health impact and as part of our precautions regarding the ongoing coronavirus (COVID-19) pandemic, we are planning for the possibility that the 2021 Annual Meeting of Stockholders may be held solely by means of remote communication (a virtual meeting). If we determine that a change to a virtual meeting format is advisable or required, we will announce the decision to do so in advance and in accordance with Securities and Exchange Commission regulations and Nevada law. Details on how to participate will be available at www.employers.com/proxy.

America's small business insurance specialist.®
——————————————————————————————————————————————
tel 888-682-6671 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

Proxy Statement Summary
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Stockholders

Time and Date	9:00 a.m. Pacific Daylight Time on Thursday, May 27, 2021

Place	10375 Professional Circle Reno, Nevada 89521

Record date	March 29, 2021

Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Ways to Vote	You may vote your shares in person by ballot at the annual meeting, over the Internet, by telephone, or by returning a signed and dated proxy card.
Proposals and Board Recommendations

Proposal		Board's Voting Recommendation	Page Reference (for more detail)

1.	Election of directors	FOR each director nominee	4

2.	Advisory vote to approve executive compensation	FOR	21

3.	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2021	FOR	50
So that your shares may be represented if you do not plan to attend the annual meeting, please vote your proxy by telephone or by the Internet or by returning the enclosed proxy card in the postage prepaid envelope as soon as possible. Your prompt response will greatly facilitate arrangements for the annual meeting, and your cooperation is appreciated.

Proposal 1 - Election of Directors (page 4)
After careful consideration, our Board of Directors, with each nominee abstaining on the vote for herself or himself, nominated the ten director candidates identified below for election at the 2021 Annual Meeting of Stockholders, to hold office until the next succeeding annual meeting of stockholders or until their successors have been duly elected or appointed and qualified. All nominees are current members of the Board.
Each nominee has consented to being named in this proxy statement and to serve as a director, if elected. Should any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such person(s) as shall be recommended by the Board. The Board has no reason to believe that the nominees will be unable to serve.
2021 Proxy Statement | i

Board Nominees

			Committees
Nominee	Age	Director Since	Audit	Board Governance and Nominating	Human Capital Management and Compensation	Finance	Risk	Executive
Katherine H. Antonello	56	2021				Member	Member	Member
Richard W. Blakey	71	2005			Chair	Member		Member
John M. de Figueiredo	55	2019		Member			Member
Prasanna G. Dhoré	59	2015		Member			Chair	Member
Valerie R. Glenn	66	2006		Chair	Member			Member
Barbara A. Higgins	54	2018		Member	Member
James R. Kroner	59	2013	Member			Chair		Member
Michael J. McColgan	65	2017	Chair				Member	Member
Michael J. McSally	63	2013			Member			Chair
Jeanne L. Mockard	57	2018	Member			Member

10 directors	6.2 years average tenure of independent directors
40% female directors	90% independent directors

____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the nominees listed above.
____________________________________________________________________________
ii | 2021 Proxy Statement

Proposal 2 - Advisory Vote to Approve Executive Compensation (page 21)
We are asking stockholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The Board believes that our compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Overview of Our 2020 Executive Compensation Program
We believe our executive compensation program:
•Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our peer group;
•Aligns pay and performance by linking incentive compensation with combined ratio and adjusted return on stockholders' equity (“AROE”) metrics, which are key financial drivers of our stock price;
•Emphasizes long-term equity compensation tied to AROE and stock price; and
•Discourages excessive or undue risk taking.
2020 Company Performance Highlights
•Our net income in 2020 was $119.8 million, and our net income per diluted share was $3.97;
•Our total investments plus cash and cash equivalents at December 31, 2020 was greater than $2.9 billion;
•Our investment portfolio generated net investment income of $76.3 million;
•We grew book value per share from $37.18 at December 31, 2019, to $42.46 at December 31, 2020, which represents a 16.9% increase after taking into account $1.00 of dividends declared in 2020;
•We successfully transitioned 99% of our employees to a work-from-home environment in a five day period of time without any business interruption;
•Our customer service initiatives delivered strong new business opportunities, as evidenced by record levels of submissions, quotes and binds, while working from home during the ongoing COVID-19 pandemic;
•We achieved a record number of ending policies in-force (103,506), up 5% year-over-year;
•Through our geographic U.S. expansion efforts, California business now represents 45% of our in-force premium, the lowest level since our IPO;
•Our digital insurance platform, Cerity, which we launched in 2019, is able to offer direct-to-customer workers' compensation insurance in 46 states and the District of Columbia;
•We achieved an Adjusted GAAP Accident Year Combined Ratio of 106.6%, which was better than the pre-established bonus award hurdle of 107.0%; and
•We achieved a two-year average AROE for calendar years 2019 and 2020 of 8.1%, which is the metric tied to our performance share (“PSUs”) grants to the named executive officers.
2021 Proxy Statement | iii

2020 Compensation Decision Highlights
Based on application of our compensation principles to the Company’s 2020 results, consideration of the Company’s performance and the individual performance of the named executive officers, and the other relevant factors described in our Compensation Disclosure and Analysis beginning on page 22, the Human Capital Management and Compensation Committee approved the 2020 compensation decisions shown in the table below for our named executive officers. This table is not a substitute for, and should be read together with, the Summary Compensation Table on page 36 which presents named executive officer compensation paid, accrued, or awarded for 2020 in accordance with Securities and Exchange Commission disclosure rules and includes additional compensation elements and other important information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer(1)	1,010,742	—	1,848,909	—	605,100	—	197,889	3,662,640
Michael S. Paquette Executive Vice President, Chief Financial Officer	525,488	—	528,584	—	187,200	—	257,987	1,499,259
Stephen V. Festa Executive Vice President, Chief Operating Officer(2)	586,237	—	792,497	—	223,500	—	94,978	1,697,212
Tracey L. Berg Executive Vice President, Chief Innovation Officer(3)	507,451	—	633,544	—	195,600	—	70,023	1,406,618
Katherine H. Antonello Executive Vice President, Chief Actuary(4)	434,947	—	507,032	—	143,700	—	74,092	1,159,771
(1)Mr. Dirks retired as the Company's President and Chief Executive Officer on April 1, 2021.
(2)Mr. Festa retired as the Company’s Executive Vice President, Chief Operating Officer on March 17, 2021.
(3)Ms. Berg resigned as the Company’s Executive Vice President, Chief Innovation Officer on April 1, 2021.
(4)Effective April 1, 2021, Ms. Antonello was promoted to President and Chief Executive Officer.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company's named executive officers.
____________________________________________________________________________
iv | 2021 Proxy Statement

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm (page 50)
•The Audit Committee of the Board has appointed Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the year ending December 31, 2021.
•Ernst & Young has served as the Company’s independent registered public accounting firm since 2002.
•Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm.
•Based on this evaluation, the Audit Committee believes that the continued retention of Ernst & Young is in the best interests of the Company and its stockholders.
•As a matter of good governance, we are asking stockholders to ratify the appointment of Ernst & Young as our independent auditors for 2021.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of our independent registered public accounting firm.
____________________________________________________________________________
2021 Proxy Statement | v

General Information
This proxy statement, the accompanying proxy card and the 2020 Annual Report to stockholders of Employers Holdings, Inc. (the “Company” or “Employers Holdings”) are being made available on or about April 16, 2021 in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be voted at the 2021 Annual Meeting of Stockholders to be held on Thursday, May 27, 2021, and any postponement(s), adjournment(s), or other delay(s) thereof.
Due to the ongoing public health impact and as part of our precautions regarding the ongoing coronavirus (COVID-19) pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication (a virtual meeting). If we determine that a change to virtual meeting format is advisable or required, we will announce the decision to do so in advance and in accordance with Securities and Exchange Commission, or SEC, regulations and Nevada law. Details on how to participate will be available at www.employers.com/proxy.
Who May Vote
All holders of the Company's common stock, par value $0.01 per share, as of the close of business on the record date, March 29, 2021, are entitled to vote at the annual meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. On the record date, there were 28,478,254 shares of common stock outstanding and entitled to vote at the annual meeting.
Notice and Access
Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. On or about April 16, 2021, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials,” which tells stockholders how to access and review the information contained in the proxy materials and how to submit their proxies over the Internet or by telephone. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our annual meetings. You may not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the notice. In addition, by following the instructions included in the notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate such election.
Quorum
Unless otherwise required by applicable law or the Company's Articles of Incorporation or Bylaws, both as amended and restated, a majority of the voting power of the issued and outstanding common stock entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the annual meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists. There are no cumulative voting rights.
Beneficial Owner Voting
If you own shares of common stock held in “street name” by a bank or brokerage firm and you do not instruct your bank or broker how to vote your shares using the instructions that your bank or broker provides to you, your bank or broker may not be able to vote your shares. If you give your bank or broker instructions, your shares will be voted as you direct. If you do not give instructions, whether the bank or broker can vote your shares depends on whether the proposal is considered “routine” or “non-routine” under New York Stock Exchange, or NYSE, rules. If a proposal is routine, a bank or broker holding
2021 Proxy Statement | 1

shares for a beneficial owner in street name may vote on the proposal without voting instructions from the beneficial owner. If a proposal is non-routine, the bank or broker may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when the bank or broker is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. Proposal 3, the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm, is the only proposal at the annual meeting that is considered routine.
Annual Meeting Admission
Seating will be limited at the annual meeting. All attendees will need to present a form of government-issued photo identification to be admitted to the annual meeting. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the annual meeting.
If your shares are held in “street name” and you wish to attend the annual meeting in person, you must bring an account statement or letter from your bank or broker showing that you are the beneficial owner of your shares as of the record date in order to be admitted to the annual meeting. If you hold your shares in “street name” and wish to vote by ballot at the annual meeting, you must bring a “legal proxy” from your bank or broker.
Votes Required
Directors are elected in an uncontested election by a majority voting standard, meaning the votes “for” a director nominee must exceed the votes “against” that director nominee. In the election of directors, abstentions from voting and broker non-votes will be disregarded and have no effect on the outcome of the vote.
Approval of the advisory (non-binding) vote to approve the compensation paid to the Company's named executive officers requires that the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. The results of this vote are not binding on the Board of Directors. For the advisory (non-binding) vote to approve the compensation paid to the Company's named executive officers, abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. Abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
How to Vote
You may vote your shares in any of the following ways:
•by telephone at 1-866-883-3382 anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 26, 2021;
•by the Internet at www.proxypush.com/eig anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 26, 2021;
•by signing and dating the enclosed proxy card and returning it to the Company as soon as possible (a postage prepaid envelope is included for your convenience); or
•in person by ballot at the annual meeting.
How Proxies Will be Voted
All properly executed proxies, unless revoked as described below, will be voted at the annual meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by that proxy will be voted as follows:
2 | 2021 Proxy Statement

•FOR the election of the ten director nominees named in this proxy statement to serve a one-year term expiring at the 2022 Annual Meeting of Stockholders;
•FOR approval of the compensation paid to the Company's named executive officers;
•FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021; and
•at the discretion of the proxyholders with regard to any other matter that is properly presented at the annual meeting.
Revoking a Proxy
If you vote by proxy, you may revoke your proxy at any time before it is voted at the annual meeting. You may do this by:
•delivering a written notice (before the annual meeting) revoking your proxy to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521; or
•delivering a new proxy (before the annual meeting) bearing a date after the date of the proxy being revoked; or
•voting in person by ballot at the annual meeting.
Inspectors of Election
In accordance with the Company's Bylaws, Michael J. McSally, Chair of the Board, has appointed representatives of Morrow Sodali LLC and EQ Shareowner Services to be the inspectors of election at the annual meeting. The inspectors of election are not officers or Directors of the Company. They will receive and canvass the votes given at the annual meeting and certify the results.
About the Company
Employers Holdings, Inc. became the name of the Company concurrent with its initial public offering and the completion of the conversion of EIG Mutual Holding Company (“EIG”) from a Nevada mutual holding company to a Nevada stock corporation on February 5, 2007. EIG and its wholly-owned direct subsidiary, Employers Group, Inc. (“EGI”), were formed on April 1, 2005 in conjunction with the conversion of Employers Insurance Company of Nevada, a mutual insurance holding company (“EICN”), into a Nevada stock corporation. EICN commenced operations as a private mutual insurance company on January 1, 2000, when it assumed the assets, liabilities and operations of the former Nevada State Industrial Insurance System pursuant to legislation passed in the 1999 Nevada Legislature. Employers Compensation Insurance Company (“ECIC”), a wholly-owned subsidiary of EGI, began to operate under the Employers trade name when we acquired renewal rights and certain other tangible and intangible assets from Fremont Compensation Insurance Group and its affiliates in 2002. Employers Preferred Insurance Company (“EPIC”) and Employers Assurance Company (“EAC”), are wholly-owned subsidiaries of EGI and began to operate under the Employers trade name when we completed the acquisition of AmCOMP Incorporated (“AmCOMP”) on October 31, 2008. In connection with the acquisition of AmCOMP, we also acquired EIG Services, Inc. Additionally, Cerity Group, Inc. (“CGI”), a wholly-owned subsidiary of EIG, and Cerity Services, Inc. (“CSI”), a wholly-owned subsidiary of CGI, were formed on May 22, 2018. Cerity Insurance Company (“CIC”), is a wholly-owned subsidiary of CGI and began to operate under the Cerity trade name shortly after we completed the acquisition of PartnerRe Insurance Company of New York on July 31, 2019.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 27, 2021.
The Proxy Statement and 2020 Annual Report to stockholders are available at www.proxydocs.com/eig.
2021 Proxy Statement | 3

Proposal 1 - Election of Directors
Nominees for Election as Directors
The Board of Directors, with each nominee abstaining on the vote for herself or himself, nominated the ten director candidates identified below for election at the 2021 Annual Meeting of Stockholders, to hold office until the next succeeding annual meeting of stockholders or until their successors have been duly elected or appointed and qualified. All nominees are current members of the Board.
The Board Governance and Nominating Committee considered each nominee’s experiences, qualifications, attributes, and skills when determining the current performance of the Board of Directors. The Board Governance and Nominating Committee also reviewed the Board and committee evaluations, including individual peer-to-peer reviews, and considered the significant experience our directors have had working together on the Board. The Board evaluated the same criteria when it approved the nominees recommended by the Board Governance and Nominating Committee.
In considering the nominees, the Board Governance and Nominating Committee and the Board focused on the background and experiences of the nominees, as described in the biographies appearing below. The Board Governance and Nominating Committee and the Board concluded that the nominees for election provide the Company with an appropriate mix of experience, knowledge, education, and abilities to allow the Board to fulfill its responsibilities to the Company and its stockholders.
Each nominee has consented to being named in this proxy statement and to serve as a director, if elected. Should any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such person(s) as shall be recommended by the Board. The Board has no reason to believe that the nominees will be unable to serve.
Except as otherwise indicated, each nominee has had the same principal occupation or employment during the past five years. The information provided is as of April 1, 2021, unless otherwise indicated.

Katherine H. Antonello
Principal Occupation:	Experience
President and Chief Executive Officer of Employers Holdings, Inc.
Ms. Antonello has served as a Director, President and Chief Executive Officer of the Company since April 2021. She also serves as a director and Chief Executive Officer of each of the Company’s wholly-owned subsidiaries. Ms. Antonello joined the Company in August 2019 as Executive Vice President, Chief Actuary of the Company. Prior to joining the Company, Ms. Antonello served as the Chief Actuary for the National Council on Compensation Insurance (NCCI) from June 2013 to July 2019. Ms. Antonello earned her Bachelor of Science degree in Mathematics from Birmingham-Southern College. She is a Fellow of the Casualty Actuarial Society, a Fellow of the Society of Actuaries, and a Member of the American Academy of Actuaries. In addition, she currently serves as President-Elect of the Casualty Actuarial Society.

Age: 56
Director Since: 2021
Committee Memberships:
Executive
Finance
Risk
Other current public company directorships: None
Previous public company directorships in last five years: None	Skills and Qualifications

Ms. Antonello’s qualifications to serve on the Board include, among other factors, her unique blend of over 25 years of deep workers’ compensation insurance experience having held leadership roles in actuarial, policy services and internal audit functions. Her work with carriers, workers’ compensation bureaus, and consulting firms, give her a broad perspective on the industry.

4 | 2021 Proxy Statement

Richard W. Blakey
Principal Occupation:	Experience
Director and Private Investor
Dr. Blakey is a retired board certified orthopaedic surgeon and formerly served as Chairman of the Board of Healthy Families Foundation. He was also a managing member of Tahoe Aviation, LLC. Dr. Blakey received a B.S. degree from the California Institute of Technology and his medical degree from the University of Southern California, School of Medicine.

Age: 71
Director Since: 2005
Independent
Committee Memberships:
Human Capital Management and Compensation (Chair)	Skills and Qualifications
Executive
Dr. Blakey’s qualifications to serve on the Board include, among other factors, his past extensive practice as a board certified orthopaedic surgeon and his leadership and experience as an owner and director of several medical clinics, many of which share similar characteristics to the Company’s small business customers. Dr. Blakey’s service as a director of the Company and its subsidiaries provides deep knowledge of the Company.

Finance
Other current public company directorships: None
Previous public company directorships in last five years: None

João (John) M. de Figueiredo
Principal Occupation:	Experience
Professor
Dr. de Figueiredo has been a professor at Duke University since 2010 and is currently the Russell M. Robinson II Professor of Law, Strategy, and Economics at the Duke University Law School and Fuqua School of Business. Prior to joining Duke, Dr. de Figueiredo held faculty positions at the UCLA Anderson School of Management, UCLA Law School, and the MIT Sloan School of Management. He has also served as a strategic management consultant at Monitor Company. His research specializes in business and innovation strategies in regulated industries. His scholarly articles, papers, and reviews on strategy, innovation, economics, and business-government interactions have appeared in numerous scholarly and management journals in a variety of disciplines. Dr. de Figueiredo received a Ph.D. in Business and Public Policy from the University of California, Berkeley, an M.Sc. degree in Economics from the London School of Economics, and an A.B. degree from Harvard University, and he has been a Research Associate with the National Bureau of Economic Research since 2007.

Age: 55
Director Since: 2019
Independent
Committee Memberships:
Board Governance and Nominating
Risk
Other current public company directorships: None
Previous public company directorships in last five years: None
Skills and Qualifications

Dr. de Figueiredo’s qualifications to serve on the Board include, among other factors, his knowledge, research, and expertise in areas of competitive strategy, disruptive and incremental innovation, strategy implementation and organizational change, data analytics, and corporate regulatory and political strategy.

2021 Proxy Statement | 5

Prasanna G. Dhoré
Principal Occupation:	Experience
Chief Data & Analytics and Innovation Officer at Equifax, Inc.
Mr. Dhoré is the Chief Data & Analytics and Innovation Officer at Equifax, Inc., one of the three largest American consumer credit reporting agencies. From August 2012 to December 2020, he was Chief Data & Analytics Officer. Prior to joining Equifax in 2012, Mr. Dhoré served as Vice President of Global Customer Intelligence of Hewlett Packard. He also served as Senior Vice President of Mellon Financial Corporation and Executive Vice President of Dreyfus Service Corporation. Mr. Dhoré received a Master of Science Degree in Statistics and Operations Research from New York University’s Leonard N. Stern School of Business, a Masters of Business Administration Degree from Kansas State University, and a Bachelor of Science Degree in Mechanical Engineering from University of Mysore and is a Chartered Financial Analyst (“CFA”).

Age: 59
Director Since: 2015
Independent
Committee Memberships:
Board Governance and Nominating
Executive
Risk (Chair)
Other current public company directorships: None	Skills and Qualifications

Mr. Dhoré’s qualifications to serve on the Board include, among other factors, his experience as Chief Data & Analytics and Innovation Officer of Equifax, Inc., his experience and expertise in the areas of big data analytics, customer engagement and development, customer insights, marketing, brand management, customer relationship management (CRM), and strategic planning across technology, financial services and publishing verticals.

Previous public company directorships in last five years: None

Valerie R. Glenn
Principal Occupation:	Experience
Director and Private Investor
Ms. Glenn was President and CEO and majority owner of MPR, a Nevada corporation, (dba The Glenn Group, a privately held marketing communications firm in Nevada; and dba Wide Awake, a national marketing communications firm focused on the gaming and hospitality industries). After nearly 50 years in business, Ms. Glenn announced her retirement and closed the business on March 1, 2019. Ms. Glenn had been co-owner and publisher of Visitor Publications, Inc., which published the Reno/Tahoe Visitor, from January 1998 until May 2012 when she sold the company to Morris Publishing. She was a founding partner in the advertising sales firm of Kelley-Rose Advertising, Inc. from 1981 to 1994. Ms. Glenn began her advertising career in San Francisco in 1976 with international advertising agency Dancer Fitzgerald Sample. Ms. Glenn is a past chairman of the boards of the Nevada Museum of Art, Economic Development Authority of Western Nevada, Reno-Sparks Chamber of Commerce, Nevada Women’s Fund, and University of Nevada College of Business Advisory Board. She currently serves as a member of the Board of Directors and Past President of the Nevada Chapter of the International Women’s Forum and is a member of the NACD Pacific Southwest/Nevada Region Advisory Board. Ms. Glenn graduated from the University of Nevada, Reno with a B.A. degree.

Age: 66
Director Since: 2006
Independent
Committee Memberships:
Board Governance and Nominating (Chair)
Human Capital Management and Compensation
Executive
Other current public company directorships: None

Previous public company directorships in last five years: None

Skills and Qualifications

Ms. Glenn’s qualifications to serve on the Board include, among other factors, her leadership experience as the chief executive officer and majority owner of a marketing company, her understanding of the needs of small business owners, her extensive service in, and leadership with, various charitable organizations, and her experience and expertise in marketing, distribution and public affairs.

6 | 2021 Proxy Statement

Barbara A. Higgins
Principal Occupation:	Experience
Chief Customer Officer of Duke Energy Corporation
Since August 2017, Ms. Higgins has served as the Chief Customer Officer of Duke Energy Corporation with focus on designing end-to-end strategies for measurement, valuation and improvement of the residential and commercial customer experience and had also served as its Customer Experience Advisor. Previously, from May 2015 to August 2017, she was a consultant. Ms. Higgins served as Chief Customer Officer for Allstate Insurance Company from May 2011 to April 2015. Prior to that, she led Customer Experience at United Airlines, Inc., following a nearly 19 year career at The Walt Disney Company (“Disney”) where she served in every Disney-owned and operated theme park location worldwide. From 2013 to the end of 2018, she served as a Director at DeVry University and was an advisory board member from November 2011-2013. Ms. Higgins received her Bachelor of Science Degree from Cornell University, School of Hotel Administration and her MBA from the University of Florida, Warrington College of Business Administration.

Age: 54
Director Since: 2018
Independent
Committee Memberships:
Board Governance and Nominating
Human Capital Management and Compensation
Other current public company directorships: None
Previous public company directorships in last five years: None
Skills and Qualifications

Ms. Higgins’ qualifications to serve on the Board include, among other factors, her more than 25 years of experience in customer relations management designing end-to-end strategies for measurement, valuation, improvement, risk assessment, communications, research, and engagement for large multi-national companies spanning from power, insurance, airlines, and hospitality, as well as her previous board experience.

James R. Kroner
Principal Occupation:	Experience
Consultant
Mr. Kroner was formerly the Chief Financial Officer and Chief Investment Officer of Endurance Specialty Holdings Ltd., which he co-founded in 2001 and from which he retired in December 2005. In addition, he served on its Executive Committee and its Board of Directors. Since his retirement, Mr. Kroner has served as a consultant to various insurance companies and as a private investor. Mr. Kroner served on the Boards of Terra Industries Inc. and Global Indemnity plc and its U.S. insurance subsidiaries. Prior to founding Endurance, Mr. Kroner was Managing Director at Fox Paine & Company LLC and served as a Managing Director and co-head of insurance industry investment banking in the Americas for JP Morgan & Co. Mr. Kroner received a Bachelor’s Degree in International Relations from Northwestern University and a Master’s Degree in Management from Northwestern University’s Kellogg School of Management.

Age: 59
Director Since: 2013
Independent
Committee Memberships:
Audit
Finance (Chair)
Executive
Other current public company directorships: None

Previous public company directorships in last five years: None	Skills and Qualifications

Mr. Kroner’s qualifications to serve on the Board include, among other factors, his experience as Chief Financial Officer, Chief Investment Officer and board member of a publicly-traded insurance company that he co-founded, his consulting experience to various insurance companies, as well as his service as a director to other insurance companies, and his experience and expertise in the areas of insurance, management, finance, investments, and investment banking.

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Michael J. McColgan
Principal Occupation:	Experience
Director and Private Investor
Until July 2017, Mr. McColgan was a Partner with PricewaterhouseCoopers LLP (“PwC”) providing assurance, risk management, business advisory, and other services to clients primarily in the Financial Services Industry. During his 38 year career with PwC, including 27 years as a Partner, Mr. McColgan held various leadership positions, including serving as the East Region Assurance Leader, the firm’s largest Assurance Practice, Managing Partner of the New York Metro Insurance Practice and Managing Partner of the Northeast Financial Services and Insurance Practices. He was also a member of the PwC Extended Leadership Team and served as the Global Engagement Partner for several of PwC’s largest insurance company clients. Mr. McColgan also serves as a Director of Health Plan Holdings, Inc., formerly Tufts Health Plan, Inc. Mr. McColgan received a Bachelor’s degree in accounting from Villanova University, is a Certified Public Accountant, and is a member of the American and Pennsylvania Institutes of Certified Public Accountants.

Age: 65
Director Since: 2017
Independent
Committee Memberships:
Audit (Chair)
Executive
Risk
Other current public company directorships: None

Previous public company directorships in last five years: None

Skills and Qualifications

Mr. McColgan’s qualifications to serve on the Board include, among other factors, his experience as a Partner at PwC and the various leadership positions held and his significant experience and expertise in the areas of assurance, risk management, and advising businesses primarily in the financial services industry.

Michael J. McSally
Principal Occupation:	Experience
Director and Private Investor
Mr. McSally has been the Chair of our Board of Directors since May 2020. Mr. McSally retired in 2010 and is currently a private investor with a focus on insurance and related businesses. In May 2016, Mr. McSally became a director of IAT Insurance Group. From December 2013 to October 2018, Mr. McSally was the majority owner and non-executive Chairman of Provider Insurance Group, LLC. Mr. McSally has served in various executive positions for OneBeacon Insurance Group, John Hancock Financial Services, Commercial Union Insurance Company, and York Insurance Group. He has also served on several boards of directors of privately held insurance companies and was an Executive Partner of Charter Oak Capital Partners, LP. Mr. McSally received a Bachelor’s Degree from Providence College, is a Fellow of the Casualty Actuarial Society and is a member of the American Academy of Actuaries.

Age: 63
Director Since: 2013
Independent
Committee Memberships:
Human Capital Management and Compensation
Executive (Chair)
Other current public company directorships: None

Previous public company directorships in last five years: None
Skills and Qualifications

Mr. McSally’s qualifications to serve on the Board include, among other factors, his experience as Chief Executive Officer, Chief Operating Officer, and in Senior Vice President positions to various insurance companies leading commercial and personal lines, distribution and agency management, as well as his service on several boards of privately held insurance companies and his significant experience and expertise in the areas of insurance, management and actuarial science.

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Jeanne L. Mockard
Principal Occupation:	Experience
Private Investment Manager and Director
Since 2009, Ms. Mockard has been the Principle at JLM Capital and Consulting performing services as a consultant to financial and technology companies and as an investor in startup businesses. Prior to that, she was a Managing Director and Portfolio Manager with Putnam Investments for over 20 years. Ms. Mockard is a CFA and currently serves as a Director and member of the Finance Committee of Nuclear Electric Insurance Limited, Director of Silent Spring Institute, and as a member of the Endowment Committee for The Bryn Mawr School and Lutheran Deaconess Association. Ms. Mockard received a B.S. degree from Tufts University and an MBA from the University of Virginia, Darden School of Business.

Age: 57
Director Since: 2018
Independent
Committee Memberships:
Audit
Finance
Other current public company directorships: None
Skills and Qualifications
Previous public company directorships in last five years: None
Ms. Mockard’s qualifications to serve on the Board include, among other factors, her experience with financial and technology companies and as an investor in startup businesses, as well as more than 20 years of experience managing large investment portfolios, and her extensive service on various boards and committees.

____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the nominees listed above.
____________________________________________________________________________
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Director Nomination Procedures
The Board Governance and Nominating Committee has adopted Procedures and Criteria for Nomination to assist it in reviewing and evaluating director nominees. These procedures identify qualifications that should be considered when comparing and evaluating director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience or training in accounting, finance, technology, management, marketing, securities, and the law. The specific criteria to be reviewed by the Board Governance and Nominating Committee include, but are not limited to, the following: integrity; ability to work with others; experience at a senior level in a particular industry; commitment; financial literacy; an understanding of board governance; no conflict of interest with the Company; and the ability to satisfy the independence requirements of the NYSE and the SEC.
The Board Governance and Nominating Committee may also seek to have the Board represent a diversity of backgrounds and experience. Although the Board Governance and Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Board Governance and Nominating Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self-evaluation process. The Board Governance and Nominating Committee is responsible for assessing the appropriate balance of the various criteria required of Board members.
The Company’s Bylaws provide that no person (other than a person nominated by, or on behalf of, the Board or any authorized committee thereof) will be eligible to be elected a director at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, unless a written stockholder’s notice, in proper form, is received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not called for a date that is within 25 days of the anniversary date of the immediately preceding annual meeting, a stockholder’s notice must be given not later than the close of business 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.
The Board Governance and Nominating Committee will also consider director candidates recommended by stockholders. Any director recommendations by stockholders should be submitted in writing to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must include the following information:
•as to each person the stockholder recommends as a director:
◦the name, age, business address and residence address of the person;
◦the principal occupation or employment of the person;
◦the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and
◦the other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and
•as to the stockholder making the recommendation:
◦the name and record address of such stockholder;
◦the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder;
◦a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are made by such stockholder; and
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◦any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
Such recommendation must be accompanied by a written consent of each person recommended to being named as a nominee and to serve as a director if elected. If any additional materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials will be forwarded to the Board Governance and Nominating Committee. Following verification of the stockholder status of person(s) recommending the candidate(s), the Board Governance and Nominating Committee will consider the recommendations at a regularly scheduled meeting. The Board Governance and Nominating Committee will evaluate director candidates recommended by stockholders in the same manner as other candidates.
The Board Governance and Nominating Committee may, if it determines to do so, utilize a search firm to assist in its review of any potential director candidates.
Majority Vote Policy in Uncontested Director Elections
The Company's majority voting policy provides that a director nominee must receive a majority of votes cast, as contemplated by the Company's Bylaws, in order to be elected or reelected to the Board, except that if as of a date that is 14 days in advance of the date that the Company files its definitive proxy statement with the SEC (regardless of whether or not thereafter revised or supplemented) the number of nominees exceeds the number of directors to be elected (a contested election), then the directors will be elected by the vote of a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If an incumbent director fails to receive a majority of the votes cast for reelection in an uncontested election (where the number of nominees does not exceed the number of directors to be elected), then such director will, promptly following certification of the stockholder vote, offer his or her resignation to the Board for consideration in accordance with the following procedures. All of these procedures shall be completed within 90 days following certification of the stockholder vote.
The Board, through its Qualified Independent Directors (as defined below), shall evaluate the best interests of the Company and its stockholders and shall decide the action to be taken with respect to such offered resignation, which may include, without limitation: (1) accepting the resignation; (2) accepting the resignation effective as of a future date not later than 180 days following certification of the stockholder vote; (3) rejecting the resignation but addressing what the Qualified Independent Directors believe to be the underlying cause of the failure to receive a majority of the votes cast; (4) rejecting the resignation but resolving that the director will not be re-nominated in the future for election; or (5) rejecting the resignation.
In reaching their decision, the Qualified Independent Directors shall consider all factors they deem relevant, including but not limited to: (1) any stated reasons why stockholders did not vote for such director; (2) the extent to which the votes “against” exceed the votes “for” the election of the director and whether the votes “against” represent a majority of the Company's outstanding shares of common stock; (3) any alternatives for curing the underlying cause of the “against” votes; (4) the director's tenure; (5) the director's qualifications; (6) the director's past and expected future contributions to the Company; (7) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail or potentially fail to comply with any applicable law, rule or regulation of the SEC or the NYSE Rules; and (8) whether such director's continued service on the Board for a specified period of time is appropriate in light of current or anticipated events involving the Company.
Following the decision of the Qualified Independent Directors, the Company shall, within four business days, disclose publicly in a document furnished or filed with the SEC the decision as to whether or not to accept the resignation offer. The disclosure shall also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation.
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A director who is required to offer his or her resignation in accordance with this policy shall not be present during the deliberations or voting as to whether to accept his or her resignation or, except as otherwise provided below, a resignation offered by any other director in accordance with this policy. Prior to voting, the Qualified Independent Directors may afford the affected director an opportunity to provide any information or statement that he or she deems relevant.
For purposes of this policy, “Qualified Independent Directors” means all directors who are (1) independent directors (as defined in accordance with the NYSE Rules) and (2) not required to offer their resignations in connection with an election in accordance with this policy. If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent directors, and each independent director who is required to offer his or her resignation in accordance with this policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.
All nominees for election or reelection as a director in an uncontested election shall be deemed, as a condition to being nominated, to have agreed to abide by this policy and, if applicable, shall offer to resign and shall resign if requested to do so in accordance with this policy (and shall, if requested, submit an irrevocable resignation letter, subject to this policy, as a condition to being nominated for election).
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Board Matters and Corporate Governance
Corporate Governance Guidelines
The Board has adopted the Corporate Governance Guidelines of Employers Holdings, Inc. (the “Guidelines”), which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. The Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the NYSE Listed Company Manual (the “Listing Standards”).
Director Independence
In accordance with the rules of the NYSE, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall be comprised of a majority of directors who qualify as independent directors under the Listing Standards.
The Guidelines provide that the Board reviews annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered independent directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. The Board may, but has not, adopted categorical standards to assist it in determining director independence. In the event that a director becomes aware of any change of circumstances that may result in such director no longer being considered independent under the Listing Standards or applicable law, the director shall promptly inform the Chair of the Board Governance and Nominating Committee.
Based on its review, the Board has determined that all non-employee directors (all of whom are nominees for director at the annual meeting) are independent.
Board Leadership Structure
The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the stockholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the role of Chair of the Board should be held by an independent director or a senior executive who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the directors and management to meet those needs.
The Board has determined that having Mr. McSally, an independent director, serve as Chair of the Board is in the best interest of the Company’s stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures, and is useful in establishing a system of corporate checks and balances. In addition, as managing the Board can be a time-intensive responsibility, this structure permits Ms. Antonello, our President and Chief Executive Officer, to focus on the management of the Company’s day-to-day operations.
Lead Independent Director Policy
The Guidelines provide that if the Chair of the Board is not an independent director, the Company's independent directors will designate one of the independent directors on the Board to serve as a lead independent director (the “Lead Independent Director”). If the Chair of the Board is an independent
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director, then he or she satisfies the Guideline's requirements for a Lead Independent Director. As described under “Board Leadership Structure” above, the Board is currently led by an independent Chair of the Board, Mr. McSally.
Board Committees
The Company has the following standing committees: Audit Committee, Board Governance and Nominating Committee, Human Capital Management and Compensation Committee, Executive Committee, Finance Committee, and Risk Committee. The follow table summarizes the current membership of the Board's standing committees and the number of meetings held in 2020.

Committees
	Audit	Board Governance and Nominating	Human Capital Management and Compensation	Finance	Risk	Executive
Ms. Antonello				Member	Member	Member
Dr. Blakey			Chair	Member		Member
Dr. de Figueiredo		Member			Member
Mr. Dhoré		Member			Chair	Member
Ms. Glenn		Chair	Member			Member
Ms. Higgins		Member	Member
Mr. Kroner	Member			Chair		Member
Mr. McColgan	Chair				Member	Member
Mr. McSally			Member			Chair
Ms. Mockard	Member			Member
Meetings in 2020	5	6	10	6	5	0

Audit Committee
The Audit Committee assists the Board in monitoring the integrity of our financial statements, the adequacy of our system of internal controls, our independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee.
The Audit Committee prepared the Audit Committee Report included in this proxy statement on page 51.
The Company's Audit Committee satisfies the independence and other requirements of the NYSE and the SEC. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended.
Board Governance and Nominating Committee
The purpose of the Board Governance and Nominating Committee is to identify and select qualified individuals to become members of the Board of Directors and its committees, to determine the composition of the Board of Directors and its committees, to recommend to the Board a slate of Director nominees for each annual meeting of stockholders, to develop and recommend to the Board of Directors sound corporate governance policies and procedures, to review succession plans of the Company's Chair and chief executive officer, and to oversee the evaluation of the Board and committees. The Board Governance and Nominating Committee also periodically reviews the Company’s environmental, social,
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and governance ("ESG") programs, including receiving periodic updates from the Company’s management responsible for such programs.
Our Board Governance and Nominating Committee satisfies the independence and other requirements of the NYSE and the SEC.
Human Capital Management and Compensation Committee
The Human Capital Management and Compensation Committee, or the Compensation Committee, provides advice, direction and oversight of the Company's policies and strategies relating to culture and human capital management, including diversity, equity and inclusion, and is directly responsible for the Company's compensation plans, policies, programs and practices applicable to the chief executive officer and other executive officers, including the Company's executive compensation plans, employee benefit plans, and incentive-compensation and equity-based plans. Specifically, the Compensation Committee determines the details of the compensation package for the chief executive officer and other executive officers, with advice and recommendations from the chief executive officer with respect to the compensation packages of the other executive officers; establishes the total compensation philosophy and strategy for the Company and its Board; administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefits plans; and approves the salaries and bonuses for executive officers. The Compensation Committee may delegate to one or more of its members or to one or more executive officers or other agents those administrative duties it may deem advisable (including the authority to grant awards under the equity and incentive plan to non-officers), and it or its delegate may employ one or more persons to render advice with respect to any responsibility this committee or such person may have under the plan. The Compensation Committee also determines, adopts, and oversees the mandatory guidelines that require non-employee directors, named executive officers, and other members of senior management to attain and retain specific levels of ownership in Company stock.
The Compensation Committee prepared the Compensation Committee Report included in this proxy statement on page 35.
Our Compensation Committee satisfies the independence and other requirements of the NYSE and the SEC.
Executive Committee
The Executive Committee functions on behalf of the Board of Directors during intervals between meetings of the Board of Directors, as necessary. The Executive Committee may exercise all the powers of the Board in management of the business and affairs of the Company, except as limited by the Company's Articles of Incorporation and Bylaws, with respect to matters that are specifically reserved for another committee, and as set forth in its charter.
Finance Committee
The Finance Committee reviews and makes recommendations to the Board of Directors with respect to certain of our financial affairs and policies, including investments, investment policies and guidelines, financial planning, capital structure and management, stock dividend policy and dividends, stock repurchases, and strategic plans and transactions.
Risk Committee
The Risk Committee approves and provides high-level oversight of the Company's enterprise-wide risk management framework and structure, including the Company's approach to risk management and the practices, guidelines, policies, processes, and governance structures necessary to execute the risk management program. The Risk Committee approves, and monitors adherence to, the Company's risk appetite and risk tolerances, and provides input and direction on the most significant risks facing the Company.
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Committee Charters and Evaluations
Each committee has a written charter. Each committee charter is available on our website at www.employers.com. The Company will provide a print copy of any committee charter to any stockholder who requests it.
At least annually, or in the case of the Executive Committee in the years in which it meets, each committee reviews and evaluates, its and each member's performance, including its compliance with its charter.
Committee Membership Rotation
In 2010, the Board Governance and Nominating Committee recommended, and the Board of Directors approved, a process whereby the committee assignments and the chairs of various committees would rotate on a more frequent basis. This process is intended to provide the directors with additional exposure to the responsibilities of the various committees and increase the depth of their experience. This process generally includes the requirement that an incoming chair of a committee must either be on the committee for at least one year before assuming the duties of the chair or must have prior experience on that committee. The changes to the committee and chair assignments generally occur each year following the annual meeting.
Board's Role in Risk Oversight
One of the Board's important functions is oversight of risk management. Risk is inherent in the business of the Company, and may include risk from external sources such as competitors, the economy and credit markets, regulatory and legislative developments, and other external forces. The Board's oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees. While management is responsible for identifying risk and risk controls related to significant business activities, mapping the risks to the Company's strategy, and developing programs and recommendations to determine the sufficiency of risk identification and mitigation, the Board is responsible for promoting an appropriate culture of risk management and setting the tone at the top. The Board also provides oversight so that the Company has the necessary resources to proactively manage risk, including a periodic review of the development, experience, skills, and leadership of the Company's management and the employees who report to them. The Board committees provide oversight under the direction of their respective chairs.
The Board adopted its Enterprise Risk Management (“ERM”) program in 2011 and established its Risk Committee in 2016. The Risk Committee is responsible for the ERM program. The Company's Chief Risk Officer leads the Company's ERM effort and Information Security programs and reports directly to our Chief Executive Officer. This structure insures that the Company's most critical risks are effectively monitored and communicated to management and the Board. The Risk Committee focuses on the Company's ERM program including its framework, risk register and risk appetite. The Risk Committee also focuses on IT and cybersecurity risks, along with the Company's Chief Information Security Officer, in order to understand these risks and the Company's mitigation strategies thereon.
While the Board and the Risk Committee have ultimate oversight responsibility for the risk management program, other committees of the Board also have specific responsibilities for risk management:
•The Audit Committee meets periodically with the Chief Financial Officer, Corporate Controller, General Counsel, Internal Auditor, and Ernst & Young with regard to the Company's risk management processes, controls, and capabilities. In addition, the Audit Committee reviews at least annually, the Company's legal and regulatory risks and the Company's compliance programs, the Company's Code of Conduct, and the Company's procedures regarding the receipt, retention and treatment of issues concerning internal controls, insurance premiums receivable, reinsurance recoverables, exposure to terrorism and catastrophes, and internal and external audit matters.
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•The Finance Committee oversees and provides review and oversight as to the Company's liquidity and capital needs and activities, the proper allocation and distribution of capital between the Company and its subsidiaries, dividend declarations, and other financial matters on an ongoing basis. The Finance Committee also monitors the Company's financial structure and reviews the Company's policies and procedures for risks or exposure to capital markets, our need for capital, our debt structure, the assessments or surcharges for which we may become liable and the restrictions and requirements of insurance laws.
•The Board Governance and Nominating Committee oversees the executive and Board Chair succession plans, the Company's compliance with the requirements of the NYSE and the SEC, and reviews the Company's governing documents, committee charters and other policies at least annually. The Board Governance and Nominating Committee is responsible for identifying and selecting individuals qualified to serve as members of the Board, recommending the committee structure to the Board, developing and recommending the Guidelines to the Board, exposures to the risks of regulatory and legislative changes, and overseeing the evaluation of the Board and its committees. The Board Governance and Nominating Committee also periodically reviews the Company’s ESG programs, which includes receiving periodic updates from the Company’s management responsible for such programs.
•The Compensation Committee oversees the Company's culture and human capital management and the Company's compensation plans, policies, programs and practices applicable primarily to the Company's executive officers. The Compensation Committee establishes the overall benefit and compensation philosophy and administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefits plans. The Compensation Committee is responsible for mitigating risk through responsible corporate governance and annually evaluates whether the Company's incentive compensation programs create material risks to the Company.
The majority of the Company's directors sit on more than one standing committee and this overlap helps ensure that the risk responsibilities of the various committees are well coordinated. Each committee chair makes a report on committee activities to the Board at least quarterly, which enables all Board members to continually review and evaluate risks that could affect the Company.
Compensation Committee Interlocks And Insider Participation
The Compensation Committee during all or part of 2020 consisted of Dr. Blakey, Chair, and members Mses. Glenn, Higgins, and Mockard and Mr. McSally. None of these Directors were at any time during 2020, or before, an officer or employee of Employers Holdings or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. None of the executive officers of the Company or its subsidiaries served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on the Company's, or its subsidiaries', boards of directors or their compensation committees.
Certain Relationships And Related Transactions
The Board of Directors has adopted the Related Person Transactions Policy and Procedures, which is available on our website at www.employers.com and a print copy will be made available to any stockholder who requests it. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company not less than annually. The Audit Committee reviews these related party transactions at least annually and considers all of the relevant facts and circumstances available to the Audit Committee, including but not limited to: the benefits to the Company; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a Director is a partner, stockholder or Executive Officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available
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to unrelated third parties or to employees generally. The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and of our stockholders, as the Audit Committee determines in good faith.
No director, executive officer, or other significant officer has loans or other debt with Employers Holdings, Inc. or its subsidiaries.
As of December 31, 2020, BlackRock Inc. (BlackRock) managed a portfolio of bank loans and corporate fixed maturity securities with a fair value of $171.6 million, equity securities with a fair value of $32.3 million, and private equity limited partnerships with a fair value of $14.4 million on behalf of the Company. BlackRock reported having sole voting power with respect to 4,195,812 shares of common stock as of that date (representing 14.7% of the Company's outstanding common stock) and dispositive power with respect to 4,244,074 shares of common stock as of that date (representing 14.9% of the Company's outstanding common stock).
Pursuant to an Investment Management Agreement between the Company and BlackRock (the “IMA”), which governs management of the bank loans, the Company incurred investment management fees of $0.7 million during 2020, of which $0.2 million remained payable to BlackRock at December 31, 2020. Returns related to the Company's investments in open-end equity securities and private equity limited partnerships are net of management fees.
The Company's Audit and Finance Committees of the Board reviewed BlackRock's relationship with the Company prior to execution of the IMA.
Compensation Committee Use of Compensation Consultant
The Compensation Committee retained the services of Pay Governance, LLC (“Pay Governance”) to provide advice, guidance and recommendations with respect to executive and director compensation. The Company paid Pay Governance $139,872 for executive compensation services that it performed for the Compensation Committee in 2020. The Company did not retain Pay Governance to provide any services other than those related to executive and director compensation. Management did not retain a separate compensation consultant for the purposes of determining compensation for any of the NEOs in 2020.
In January 2020, the Compensation Committee assessed the independence of Pay Governance and confirmed that the Compensation Committee's engagement of Pay Governance and the work performed by Pay Governance for the Compensation Committee have not raised any conflicts of interest. The Compensation Committee's conclusions were based on the factors set forth by the SEC and in the NYSE Listing Standards and any other factors deemed relevant by the Compensation Committee for this purpose.
Director Compensation
For purposes of determining 2020 director compensation, the Compensation Committee, with the advice, guidance and recommendations of Pay Governance, discussed, analyzed, and reviewed the 2019 director compensation program during several Compensation Committee meetings to ensure that the directors' compensation: (1) remained reasonable and competitive, both generally and specifically when benchmarked against the director compensation for the same peer companies used to benchmark NEO compensation, (2) was consistent with best corporate practices, (3) met the goals and objectives of the Company, and (4) aligned directors' interests with those of our stockholders. Finding that director compensation was no longer competitive, Pay Governance recommended an increase to that compensation. Nevertheless, the Compensation Committee decided to forgo this increase for 2020 in light of the then-current economic environment as impacted by the COVID-19 pandemic.
Non-employee director compensation for 2020 was composed of an annual cash retainer and an award of restricted stock units ("RSUs"). The chair of the Board and of each of the Board’s committees are paid additional cash fees for their service. Each non-employee committee member is paid an additional cash fee for committee meeting attendance. No additional payments are made for attendance at Board
18 | 2021 Proxy Statement

meetings. Annual cash retainers, Board and committee chair fees, and committee meeting attendance fees are paid in quarterly installments, in arrears at the end of each quarter. After considering Pay Governance’s 2020 review of non-employee director compensation, the Compensation Committee approved the following non-employee director compensation for the 2020-2021 director term.

	Board of Directors	Audit	Compensation	Other Committees
Board Member - annual cash retainer	$48,000	$—	$—	$—
Board Member - annual RSU award (1)	70,000	—	—	—
Chair of the Board	25,000	—	—	—
Committee Chair	—	15,000	12,500	10,000
Committee meeting attendance	—	1,750	1,500	1,500
(1)See table below for additional details regarding RSUs.
2020 Director Compensation
The following table sets forth a summary of the compensation paid to our non-employee directors in 2020:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Richard W. Blakey	84,500	69,990	—	—	—	—	154,490
João “John” M. de Figueiredo	64,500	69,990	—	—	—	—	134,490
Prasanna G. Dhoré	74,500	69,990	—	—	—	—	144,490
Valerie R. Glenn	82,000	69,990	—	—	—	—	151,990
Barbara A. Higgins	72,000	69,990	—	—	—	—	141,990
James R. Kroner	75,750	69,990	—	—	—	—	145,740
Michael J. McColgan	73,000	69,990	—	—	—	—	142,990
Michael J. McSally	81,583	69,990	—	—	—	—	151,573
Jeanne L. Mockard	68,000	69,990	—	—	—	—	137,990
Michael D. Rumbolz(4)	34,917	—	—	—	—	—	34,917
(1)Represents the portions of the annual cash retainers for the 2019-2020 director term and the 2020-2021 director term paid in 2020.
(2)The amounts in the “Stock Awards” column relate to the RSUs granted in 2020 under our equity and incentive plan. Such grants of RSUs were made following the 2020 Annual Meeting of Stockholders to all non-employee directors serving as of that date and will vest on May 28, 2021. The fair market value of each share of common stock subject to the RSUs on May 28, 2020, the date of grant, was $30.59. As of December 31, 2020, each then-serving non-employee director had 2,288 unvested RSUs. Additional stock ownership information is set forth in the beneficial ownership table on page 48.
The amounts shown do not reflect compensation actually received by the non-employee director but rather represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Dividend equivalents will be credited to those non-employee directors who elect to defer settlement of the RSUs generally until six months after termination of Board service, and will be converted into additional RSUs. There were no actual forfeitures of stock awards by any of our directors in 2020 and all other assumptions used to calculate the expense amounts shown are set forth in Note 14 to the 2020 Consolidated Financial Statements in the Company's 2020 Annual Report.
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(3)All Other Compensation includes the aggregate incremental costs associated with the non-employee directors' and their guests' (i.e., spouse, family member or similar guest) attending board meetings and/or board activities. No amounts were paid in 2020.
(4)Mr. Rumbolz retired from the Company's Board of Directors effective May 28, 2020, the date of our 2020 annual meeting of stockholders, and the amounts represent fees earned through that date.
Director Stock Ownership
The Board believes its non-employee directors should accumulate and retain a level of ownership of our common stock to align the interests of the non-employee directors and the stockholders. Accordingly, the Compensation Committee has adopted mandatory guidelines that require the non-employee directors to attain and retain specific levels of ownership in Company stock. These guidelines reinforce the importance of aligning the interests of our non-employee directors with the interests of our stockholders and are intended to motivate such directors to reach and maintain appropriate levels of stock ownership. Under these guidelines, non-employee directors are required to own a minimum number of shares of Company stock equal to three times the annual cash retainer. The non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first three years after becoming a non-employee director. In the aggregate, the Company's non-employee directors received more than 45% of their 2020 annual board and committee compensation in the form of RSUs.
Board Meetings and Annual Meeting Attendance
During the year ended December 31, 2020, there were 19 meetings of the Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board on which such Director served during 2020.
Directors are expected to attend the Company's annual meeting of stockholders. All directors attended the 2020 Annual Meeting of Stockholders.
Communications with the Board of Directors
Any interested party desiring to communicate with the Chair of the Board or any other director regarding the Company may contact such director by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, 10375 Professional Circle, Reno, Nevada 89521-4802. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.
All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our directors and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non- employee directors, an individual director or committee of directors, as appropriate. The Chief Legal Officer distributes the communication to each director who is a member of the Board, or of the group or committee, to which the communication is directed.
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Proposal 2 – Advisory Vote to Approve Executive Compensation
As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, or NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis beginning on page 22 and the executive compensation tables and narrative discussion on pages 36 to 46 contained in this proxy statement. Accordingly, the following resolution will be submitted to a stockholder vote at the annual meeting:
“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, is hereby APPROVED.”
Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
This vote is only advisory, will not be binding upon the Company or the Board, and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. Because the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders, it encourages all stockholders to vote their shares on this matter. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company’s named executive officers.
____________________________________________________________________________
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Compensation Discussion and Analysis
Our Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific financial and other performance goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program continues to be tied to the Company's financial performance, supports our commitment to good compensation governance, and provides competitive compensation opportunities to attract, retain, and motivate our executives.
Summary
2020 Company Performance Highlights
•Our net income in 2020 was $119.8 million, and our net income per diluted share was $3.97;
•Our total investments plus cash and cash equivalents at December 31, 2020 was greater than $2.9 billion;
•Our investment portfolio generated net investment income of $76.3 million;
•We grew book value per share from $37.18 at December 31, 2019, to $42.46 at December 31, 2020, which represents a 16.9% increase after taking into account $1.00 of dividends declared in 2020;
•We successfully transitioned 99% of our employees to a work-from-home environment in a five day period of time without any business interruption;
•Our customer service initiatives delivered strong new business opportunities, as evidenced by record levels of submissions, quotes and binds, while working from home during the ongoing COVID-19 pandemic;
•We achieved a record number of ending policies in-force (103,506), up 5% year-over-year;
•Through our geographic U.S. expansion efforts, California business now represents 45% of our in-force premium, the lowest level since our IPO; and
•Our digital insurance platform, Cerity, which we launched in 2019, is able to offer direct-to-customer workers' compensation insurance in 46 states and the District of Columbia.
2020 Executive Compensation Outcomes
The Compensation Committee considered, among other things, the 2020 Company performance described above, the continued successful execution of our plan to develop and implement new technologies and capabilities, the individual performance of each NEO, and the impact of the COVID-19 pandemic on both Company performance and on personnel, and made the following compensation decisions:
•Our financial performance in 2020 resulted in an Adjusted GAAP Accident Year Combined Ratio of 106.6%. This was better than the threshold performance (the “Bonus Hurdle”) of 107.0%, and resulted in bonus awards to our NEOs of 57% of their respective bonus targets;
•We achieved a two-year average adjusted return on stockholders' equity (“AROE”) for calendar years 2019 and 2020 of 8.1% for our 2019 performance share (“PSU”) grant, which will pay out in 2022 at 200% of target, subject to the satisfaction of a one-year vesting period; and
•Our NEOs generally earned modest increases in 2020 base salaries based on factors such as the individual's performance, including assumption of increased responsibilities, performance in critical roles, management of unexpected challenges, tenure, and market trends.
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Highlights of Our Executive Compensation Program
We believe our program:
•Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our compensation peer group;
•Aligns pay and performance by linking incentive compensation with combined ratio and AROE, which are key financial drivers of our stock price;
•Emphasizes long-term equity compensation tied to AROE and stock price; and
•Discourages excessive or undue risk taking.
What our Program Does:
•Emphasizes Performance-Based Compensation:
◦Long Term: We continued to align a significant portion of our compensation with long-term performance by heavily weighting our use of long-term equity compensation (approximately 46% of Mr. Douglas Dirks' 2020 target direct compensation). PSUs comprised approximately 65% of the award, placing substantially less weight (the remaining approximately 35%) on RSUs.
◦Short Term: Our short-term incentive program is entirely performance-based, with annual incentive bonuses paid only if the applicable performance goals are achieved.
•Has a Diversified Mix of Performance Metrics: We use AROE for the PSU metric, and we use Adjusted Accident Year GAAP Combined Ratio as the metric for our annual cash incentive bonus program.
•Mitigates Risk, Exhibits Good Corporate Governance and Addresses Human Capital Matters:
◦Possesses a Robust Clawback Policy: We have a robust policy to recapture (or “clawback”) cash and equity incentive compensation paid to our NEOs in the event of a restatement or misconduct.
◦Limits the Amount of Awards Provided: Our equity and incentive plan has a maximum limit on the amount of awards provided to our NEOs. In addition, in 2020, our stockholders decisively approved the amendment and restatement of our equity and incentive plan, which, among other things, reduced the number of shares available for grants and incorporated into the plan best pay practices that have historically formed a part of our program.
◦Uses Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.
◦Imposes Long-Term Vesting and Performance Requirements: Our 2020 RSUs were granted with annual vesting over a four-year period, and our 2020 PSU awards cover a two-year performance period plus an additional one-year vesting period.
◦Subjects NEOs to Significant Stock Ownership Guidelines: We require our NEOs to attain and maintain meaningful and competitive levels of Company stock ownership.
◦Addresses Human Capital Management: Our strategy is to attract and retain responsible, talented and experienced individuals through various initiatives that promote inclusion, diversity and fair pay.
What our Program Does Not Do:
•Change in Control Gross-Ups: We have no tax gross-up provisions related to change in control.
•Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Company's equity and incentive plan.
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•Excessive Perquisites or Benefits: We regularly review our perquisites and benefits to ensure that they are appropriate, and we do not provide excessive perquisites or benefits such as SERPs or defined benefit pension plans.
Say on Pay
Our Compensation Committee and Board value the opinions of our stockholders. As in prior years, at the 2020 Annual Meeting of Stockholders, more than 95% of the votes cast on the stockholder advisory vote proposal on our executive compensation program were in favor of our program. The Compensation Committee views these results as continuing endorsements of our program, and intends to continue to apply its current principles and philosophy in establishing policies and making decisions regarding our executive compensation program. In addition, the Board will continue its policy of holding an annual stockholder advisory vote on our executive compensation program.
Details of Our 2020 Compensation Program
The subsequent sections provide a discussion and analysis of the material elements of our current program.
Our Named Executive Officers
For 2020, our NEOs were:
•Douglas D. Dirks, President and Chief Executive Officer
•Michael S. Paquette, Executive Vice President, Chief Financial Officer
•Stephen V. Festa, Executive Vice President, Chief Operating Officer
•Tracey L. Berg, Executive Vice President, Chief Innovation Officer
•Katherine H. Antonello, Executive Vice President, Chief Actuary
How Executive Compensation Is Determined
The Compensation Committee oversees our executive compensation program. The Compensation Committee Charter authorizes the Compensation Committee to retain independent counsel and compensation consultants at the Company's expense. During 2020, the Compensation Committee sought advice and recommendations from its independent compensation consultant regarding the compensation of all of our NEOs, as well as recommendations from the chief executive officer concerning the compensation of the other NEOs, as discussed below.
Independent Compensation Consultant
The Compensation Committee again engaged Pay Governance to identify competitive compensation practices for our executive and director compensation programs, and to advise the Compensation Committee regarding the design of the Company's 2020 short and long-term incentive compensation components, the competitive ranges for each element of our NEOs' compensation, and compensation trends and standards for best practice. For our 2020 compensation program, Pay Governance provided the Compensation Committee with detailed compensation data regarding the target and actual compensation of the chief executive officer and other named executive officers of the companies in our peer group for comparison purposes, and also with specific recommendations for each element of our chief executive officer's compensation. Pay Governance also provided the Compensation Committee with comprehensive compensation data, analysis and guidance regarding Ms. Antonello’s compensation in connection with her promotion to President and Chief Executive Officer. Pay Governance did not perform any unrelated services on behalf of management. Management did not retain a separate compensation consultant for the purpose of determining compensation for any of the NEOs in 2020.
Our Peer Group
Our peer companies were selected based upon a review of organizations that have similar industry focus (insurance companies in the property and casualty segment, including companies with a workers'
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compensation line of business), financial size (gross and net written premiums), market capitalization, returns (return on equity and total shareholder return) and financial performance (combined ratio and net income). As a result of its review, Pay Governance concluded that our prior peer group remained an appropriate peer group for compensation benchmarking purposes for 2020, except that AmTrust Financial Services, Inc. would be removed from the peer group because it had completed its privatization, and advised the Compensation Committee to consider adding James River Holdings, Ltd. and Sirius International Insurance Group, Ltd. to the group because they were both reasonably comparable to the Company in size, industry and performance, and operated in businesses providing workers’ compensation insurance or other commercial specialty and casualty insurances. Pay Governance based its conclusion on its evaluation of the Company's competitors, potential talent pool, market and performance. Pay Governance then recommended the revised peer group to the Compensation Committee. The Compensation Committee approved the peer group below as recommended by Pay Governance:

Peer Group
● AMERISAFE, Inc.	● Argo Group International Holdings, Ltd.	● Donegal Group Inc.
● EMC Insurance Group Inc.	● Hallmark Financial Services, Inc.	● James River Holdings, Ltd.
● ProAssurance Corporation	● Protective Insurance Corporation	● RLI Corp
● Safety Insurance Group, Inc.	● Selective Insurance Group, Inc.	● Sirius International Insurance Group, Ltd.
● State Auto Financial Corporation	● The Navigators Group, Inc.	● United Fire Group, Inc.
NEO Compensation Decisions
As in previous years, the Compensation Committee, in setting Mr. Dirks' compensation, considered his performance, the Company's performance, peer group and general market trends, and retention considerations. The Compensation Committee also independently collected input on Mr. Dirks' performance from the Board as part of a formal evaluation process and used this evaluation in combination with the other information noted above. The Compensation Committee did not assign a specific weight to any of these factors, but used its judgment, in consultation with Pay Governance, in making a final decision. The Compensation Committee deliberated on the compensation of Mr. Dirks in executive session outside of the presence of management.
The Compensation Committee solicited the input and recommendations of Mr. Dirks in determining compensation for the other NEOs. Mr. Dirks' input included his opinions regarding the performance of the other NEOs (including assumptions of additional responsibilities), and recommendations regarding the levels of base salary and short and long-term incentive grants for each of the other NEOs. Mr. Dirks also provided recommendations regarding the design of the short and long-term incentive compensation components, including the specific targets for each applicable performance metric. The Compensation Committee considered the recommendations of Mr. Dirks in conjunction with Company performance, the executive's performance, peer group and general market trends, retention considerations, and advice and recommendations from Pay Governance in determining the components, as well as the aggregate values of the other NEOs' compensation.
Elements of Our 2020 Executive Compensation Program
The following sections discuss each of the components of our 2020 executive compensation program as approved by the Compensation Committee.
•Base salary
•Annual cash incentive bonuses
•Long-term incentives (PSUs and RSUs)
•Benefits and perquisites
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•Employment agreements and compensation payable upon termination of employment, or in connection with a change in control
The chart below shows Mr. Dirks' total target direct compensation mix (i.e., base salary, short-term incentive (STI) program and long-term incentive (LTI) program percentages).
Base Salary
The Compensation Committee believes that competitive base salaries for our executives are important because they are primary retention and recruitment tools, and also provide the basis for determining other components of compensation such as bonus opportunities, severance and other benefits whose values are derived from base salary levels. The Compensation Committee considers, but does not specifically provide weights to, multiple factors in its decisions regarding NEO salaries, including individual performance, experience, roles, responsibilities, organizational performance, retention, and competitive data and trends from our peer group, as well as related recommendations made by Mr. Dirks regarding the other NEOs.
In 2020, the Compensation Committee determined the salary increases of our NEOs by taking into account the factors listed above, Mr. Dirks' recommendations to reward the NEOs based on their performance and their scopes of responsibility, including assumptions of new or more challenging assignments, and the Compensation Committee's continued commitment to emphasize performance-based compensation over other forms of compensation. As a result, in general, the Compensation Committee granted modest salary increases to our NEOs. All increases became effective March 29, 2020.
The table below shows the 2020 annual base salary rate for each NEO and how this rate compared to the 2019 final annual base salary rate:

Name	2019 Annual Base Salary Rate	2020 Annual Base Salary Rate	Change to 2019 Annual Base Salary Rate
Douglas D. Dirks	$940,000	$965,000	2.7%
Michael S. Paquette	490,000	505,000	3.1
Stephen V. Festa	545,000	560,000	2.8
Tracey L. Berg	475,000	490,000	3.2
Katherine H. Antonello(1)	400,000	420,000	5.0

(1)As previously disclosed, effective April 1, 2021, following Mr. Dirks’ retirement, Katherine H. Antonello, our Executive Vice President, Chief Actuary was promoted to President and Chief Executive Officer of the Company. Effective April 1, 2021, upon her commencement as President and Chief Executive Officer, Ms. Antonello’s annual base salary rate increased to $650,000.
Annual Cash Incentive Bonuses
Under our 2020 annual cash incentive bonus program (which is administered under our equity and incentive plan), each of our NEOs was eligible to receive a bonus only if a pre-established financial goal
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had been achieved. As before, the Compensation Committee believed that the annual cash incentive bonus was a key component of our 2020 executive compensation program as it enabled us to (1) align certain compensation opportunities with our short-term financial goals, (2) create incentives based on the Company's 2020 performance, and (3) provide competitive compensation opportunities for our NEOs.
Performance Measurement
For 2020, the Compensation Committee, after consulting with Pay Governance, concluded that, as in prior years, a performance goal based on Adjusted GAAP Accident Year Combined Ratio metric was an effective and prevalent measure of management performance for an insurance holding company. Such goal aligns the annual cash incentive bonus with a key financial goal that impacts stockholder value, while excluding certain items that have limited significance in our current and ongoing operations. As before, the Compensation Committee found that the combined ratio metric:
(1)utilizes a measure of the operating insurance companies' profitability;
(2)balances revenue and underwriting losses, thereby guarding against the potential for increasing revenue by undertaking unnecessary risk;
(3)provides a meaningful incentive for management to pursue increasing levels of operating profitability; and
(4)is a common industry measure for assessing company performance.
As in previous years, the Compensation Committee established only one performance level, the Bonus Hurdle, below which no annual bonus payment would be paid to our NEOs under the program. However, the annual bonus program design enables the Compensation Committee to use its negative discretion to reduce but not increase the value of the annual bonuses based on various criteria that it considers appropriate at the time the values of the grant payments are ultimately determined.
For 2020, the performance goal, which was the same goal as used for 2019, was based on how the Company's Adjusted GAAP Accident Year Combined Ratio for the 2020 calendar year compared to the pre-established Bonus Hurdle of 107.0%. The Bonus Hurdle was intended to both motivate our executives and to enable the Compensation Committee to reward our NEOs for solid performance. For purposes of the 2020 annual bonus program, Adjusted GAAP Accident Year Combined Ratio was defined as:

(Losses + Loss Adjustment Expenses + Commission Expense + Underwriting and Other Operating Expenses – Amortization of the Deferred Gain +/– Impact of the LPT Reserve Adjustment +/– Impact of the LPT Contingent Commission Adjustment +/– Impact of prior year loss reserve development )

Net Premiums Earned
The Company's Adjusted GAAP Accident Year Combined Ratio was calculated based on the financial information disclosed in the Company's Annual Report on Form 10-K for 2020.
Bonus Target Awards
In setting the bonus targets for each of the NEOs, the Compensation Committee took into account the peer group information and recommendations made by Pay Governance. After consultation with Pay Governance, the Compensation Committee increased each of Mr. Festa's and Ms. Berg's bonus targets from 65% to 70%, in recognition of Mr. Festa's strong performance and Ms. Berg's taking on ambitious and challenging work at Cerity, increased Mr. Paquette's bonus target from 60% to 65% in recognition of his strong performance, and increased Ms. Antonello's bonus target from 55% (which had been provided in her employment agreement) to 60% in connection with her strong performance and successful transition to the Company. In addition, the foregoing percentage increases were intended to bring such executives' percentage into alignment with similarly situated executives at peer companies. The Compensation Committee did not change Mr. Dirks' bonus target.
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The annual bonus targets for 2020 were as follows:

Name	2020 Annual Cash Bonus Target as a Percentage of Base Salary
Douglas D. Dirks	110%
Michael S. Paquette	65
Stephen V. Festa	70
Tracey L. Berg	70
Katherine H. Antonello(1)	60
(1)In connection with Ms. Antonello’s promotion to President and Chief Executive Officer of the Company, her target percentage increased from 60% to 100% for 2021.
For 2020 our NEOs could earn an annual cash incentive bonus of up to 200% of the NEOs' respective targets, but only if corporate performance was better than the pre-established Bonus Hurdle, that is, less than or equal to an Adjusted GAAP Accident Year Combined Ratio of 107.0%. Provided that the Bonus Hurdle was achieved, the Compensation Committee had the sole discretion to decrease, but not increase, the value of the NEOs' annual bonuses, based on criteria selected by the Compensation Committee for this purpose. The Compensation Committee may exercise this discretion on a case by case basis.
2020 Results
In 2020, the Company achieved an Adjusted GAAP Accident Year Combined Ratio of 106.6%, which was better than the Bonus Hurdle of 107.0%. In determining the actual annual cash incentive bonus awards, the Compensation Committee evaluated each of our NEO's performance, responsibilities, accomplishments and contributions to the Company during 2020, with advice from Mr. Dirks regarding the other NEOs.
As a result of this evaluation, the Compensation Committee concluded that it was satisfied with the performance of all of the NEOs, and that based on the Company's 2020 performance, each NEO should be awarded an annual bonus equal to 57% of the NEO's respective target. Highlights of the considerations that formed the basis of the Compensation Committee's annual cash incentive bonus award determination are set forth below:
•Our financial performance in 2020, as described above under “Summary-2020 Company Performance Highlights”;
•Our continued successful execution of our plan to develop and implement new technologies and capabilities;
•Continued internal and customer-facing business process improvements that provide greater support and ease of use to our independent agents, brokers and policyholders;
•Further diversification of our risk exposure across geographic markets;
•Utilization of a multi-company pricing platform and employment of territory-specific pricing; and
•Each NEO's performance (including leadership and teamwork skills), tenure and compensation history.
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The following table sets forth the 2020 annual bonus awards for each NEO:

Name	Cash Bonus Amount
Douglas D. Dirks	$605,100
Michael S. Paquette	187,200
Stephen V. Festa	223,500
Tracey L. Berg	195,600
Katherine H. Antonello	143,700
Long-Term Incentive Grants
We continue to believe that a properly designed long-term incentive program with competitive compensation opportunities encourages our NEOs to pursue and execute long-term strategies to increase stockholder value. Our long-term incentive program also serves as an important retention and recruiting tool in securing a highly-qualified senior management team. We remain committed to linking a significant percentage of our NEOs' compensation to the performance of the Company.
In March 2020, the Compensation Committee approved long-term incentive grants under our equity and incentive plan. As in recent years, approximately 65% of the aggregate value of these grants was in the form of PSUs and the remaining 35% was in the form of RSUs (each unit having the value of one share of common stock).
As mentioned above, the Compensation Committee continues to compensate the NEOs in a manner that ensures that a significant portion of our NEOs' compensation (specifically, annual cash incentive bonuses and PSUs) will be performance based. In determining the overall long-term incentive grant levels for each NEO, the Compensation Committee, with advice from Pay Governance, reviewed the relative total compensation opportunities (cash plus long-term incentives), the NEOs' relative responsibilities, the replacement/retention risk, the executive's potential at the Company, individual performance, and tenure with the Company. The Compensation Committee also considered Company performance and peer group and general market compensation practices. The Compensation Committee did not assign a specific weight to any of these factors.
The design of the components of our long-term incentive program reflects this review, and is described below.
2020 PSU Grants
The design of our PSUs has not changed since 2018. Specifically, the PSUs granted to our NEOs in March 2020 were based upon our achievement of a metric tied to adjusted return on stockholders' equity, or AROE, measured over a two-year performance period, followed by an additional one-year vesting requirement, so that the grants have a three-year structure. This metric was again chosen for 2020 because we believe that (1) it will encourage management to focus on multiple performance objectives that are critical to creating stockholder value over a sustained period of time, including operating
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performance and capital management, (2) it is readily understood by management, and (3) it is simpler and more transparent than many other commonly used performance goals and will therefore more effectively motivate and retain our executives. The two-year performance period was again chosen because of the difficulty in determining meaningful benchmarks over a longer period of time. The additional one-year vesting requirement gives the awards an overall three-year retention period.
As in recent years, dividend equivalents will be credited to outstanding PSUs upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. In that event, payment would be made, in cash, when the underlying PSUs are distributed.
The PSU grants made to our NEOs in 2020 are set out and described in the Summary Compensation Table on page 36 and the Grants of Plan-Based Awards Table on page 38. Specifically, for the performance period commencing on January 1, 2020, and ending on December 31, 2021, the performance goals selected were based on how the Company's AROE over this period compares to pre-determined levels, which were intended to be challenging, but achievable.
The pre-established threshold, target and maximum levels for AROE and the corresponding payouts as a percentage of the target number of PSUs awarded are as follows:

	Company's Two-Year Adjusted Return on Stockholders' Equity	Payout as a Percentage of Target
Maximum	>7.1%	200%
Target	3.5%-4.4%	100
Threshold	2.5%	50
For purposes of the 2020 PSU grant, AROE will be calculated based on the financial information disclosed in the Company's Annual Financial Statements for years 2020 and 2021, and is defined as follows:
Adjusted Return on Stockholders' Equity = ((GAAP Net Income - Impact from the LPT Agreement - (Realized and unrealized gains on Investments, net x (1 - the Enacted Tax Rate)) + (Amortization of Intangibles x (1 - the Enacted Tax Rate))) / (Avg. (prior year Adjusted Stockholders' Equity + current year Adjusted Stockholders' Equity))).
Impact from the LPT Agreement = Amortization of the Deferred Gain related to losses + amortization of the Deferred Gain related to contingent commission + impact of LPT Reserve Adjustments + impact of LPT Contingent Commission Adjustments.
Adjusted Stockholders' Equity = Stockholders equity including deferred reinsurance gain-LPT Agreement less Accumulated other comprehensive income, net.
The Enacted Tax Rate is the corporate tax rate established by law for the applicable tax year relevant to the Company or otherwise described as the statutory tax rate.
The Company's two-year Adjusted Return on Stockholders' Equity is the average of the 2020 Adjusted Return on Stockholders' Equity and the 2021 Adjusted Return on Stockholders' Equity.
As mentioned above, a one-year vesting requirement starts at the end of the 2020 – 2021 performance period. Payouts, if any, would be made by March 2023.
Results for the 2018 PSU Grants
In 2018, the Compensation Committee awarded PSUs for the 2018 – 2019 performance period, which was followed by a one-year vesting period. The performance goals and threshold, target and maximum achievement levels for these grants were described in the proxy statement for the 2018 Annual Meeting of Stockholders and, as described in the proxy statement for the 2020 Annual Meeting of Stockholders, achievement of the performance goals were certified by the Compensation Committee at 200% of target, the maximum level of achievement. This achievement reflected Company performance that significantly exceeded expectations. The structure of these awards and their performance goals are the same as
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described above for the 2020 grant, and the performance goals were based upon our achievement of a metric based on our adjusted return on stockholders' equity compared to pre-determined levels. The resulting numbers of shares awarded to our NEOs are set forth below and are also provided in the Option Exercises and Stock Vested for 2020 table on page 41.

Name	Number of Shares Awarded for the 2018 – 2019 Performance Period
Douglas D. Dirks	52,920
Michael S. Paquette	15,720
Stephen V. Festa	22,760
Tracey L. Berg	12,840
Katherine H. Antonello(1)	—
(1)Ms. Antonello was not employed with the Company at the time the 2018 grants were made, and therefore was not entitled to a payout.
Performance Goal Certification for the 2019 PSU Grants
In 2019, the Compensation Committee awarded PSUs, which, like the 2018 and 2020 PSUs described above, have a two-year performance period (calendar years 2019 and 2020) followed by a one-year vesting period. The performance goals and threshold, target and maximum achievement levels for these grants were described in the proxy statement for the 2020 Annual Meeting of Stockholders. The structure of these awards and their performance goals are the same as those described above for the 2020 PSU grants. The Compensation Committee has certified that the Company had earned a level of achievement that is 200% of target, the maximum level of achievement. This level was the result of corporate performance that exceeded the target performance goal set forth by the Compensation Committee for payout under the grant. These awards are included in the Outstanding Equity Awards at Fiscal Year-End table on page 40, and generally will become payable in 2022, following the one-year vesting period.
RSUs
Our NEOs received grants of time-vesting RSUs in March 2020. As in previous years, the Compensation Committee believes that the RSU grants, including the selection of a four-year vesting period, will positively impact retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase stockholder value. As in recent years, dividend equivalent units will be credited during the vesting periods, but will be paid only if the vesting requirements are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. All RSU grants that were made in 2020 to our NEOs are set out and described in the Summary Compensation Table on page 36 and the Grants of Plan-Based Awards Table on page 38.
Benefits and Perquisites
Our NEOs are eligible to participate in all of the benefit programs generally offered to employees. In addition, our NEOs receive automobile allowances and supplemental life insurance benefits, and one of our NEOs also receives a country club membership.
The Compensation Committee regularly reviews the Company's perquisites to ensure that they are modest, appropriate, serve a Company purpose, and do not result in problematic pay practices. For 2020, with advice from Pay Governance, the Company has determined that these perquisites satisfy these criteria. The supplemental life insurance benefits provided to the NEOs are consistent with those provided to similarly situated executives of the companies in our peer group. The country club membership provides our NEOs with access to a quality establishment for business entertainment and encourages them to interface with our community. Certain relocation benefits and related expenses were granted, or remain available, to Mr. Paquette and Ms. Antonello in the terms of their respective
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employment agreements, as described below. The benefits described above are disclosed in the “All Other Compensation” column of the Summary Compensation Table on page 36.
Employment Agreements
During 2020, each of our NEOs was a party to an employment agreement. These employment agreements are designed to protect the Company through restrictive covenants, to serve as recruiting and retention tools, and to provide for severance both generally, and relating to a change in control.
The agreement with Mr. Dirks was scheduled to expire December 31, 2021, but terminated upon his retirement on April 1, 2021. The agreement with Mr. Festa was scheduled to expire December 31, 2021, but terminated upon his retirement on March 17, 2021. The agreement with Ms. Berg was scheduled to expire December 31, 2021, but terminated upon her resignation on April 1, 2021. The agreement with Mr. Paquette, which was scheduled to expire December 31, 2020, has been renewed and, effective January 1, 2021, is scheduled to expire December 31, 2022. In conjunction with that renewal, his agreement was amended to extend certain relocation benefits until that date.
In connection with Ms. Antonello’s commencement of employment in August 2019 as Executive Vice President, Chief Actuary, she and the Company entered into an initial employment agreement (as amended, the “Original CA Employment Agreement”), substantially similar to the agreements with the other executive vice presidents, except as described below. In anticipation of her promotion to President and Chief Executive Officer, the Original CA Employment Agreement was amended in November 2020, at which time she and the Company also entered into a new agreement (the “New CEO Employment Agreement”), to become effective April 1, 2021. The Original CA Employment Agreement was scheduled to expire December 31, 2021, but was replaced by the New CEO Employment Agreement effective April 1, 2021. The New CEO Employment Agreement is scheduled to expire December 31, 2022.
The Original CA Employment Agreement set Ms. Antonello's base salary at $400,000 and her annual incentive bonus plan percentage at 55% of her base salary. Since then, her salary was increased to $420,000 and her bonus percentage to 60%. Under the terms of the Original CA Employment Agreement, Ms. Antonello was granted (1) a sign-on bonus equal to $100,000, paid in installments over an approximately nine month period, and (2) a sign-on award of PSUs with an approximate value of $400,000, which award is otherwise subject to substantially the same terms and conditions as the PSUs awarded to Company executives in March 2019. Ms. Antonello's sign-on award of PSUs contemplated her mid-cycle participation and a future award under the Company’s 2019 annual cash bonus program. Ms. Antonello's 2019 annual bonus was subject to substantially the same terms and conditions as the annual bonuses granted to other Company executives in March 2019, taking into account her mid-cycle participation. The Original CA Employment Agreement also provided relocation benefits. Specifically, these benefits included reimbursement of moving expenses to Reno, Nevada, realtor fees for the sold home and closing costs for the sold and purchased homes, temporary housing, travel- and transportation-related expenses, and a tax gross-up of the relocation expenses, which was capped at $65,000. Relocation expenses provided under the Original CA Employment Agreement were required to be incurred before December 31, 2020.
The November 2020 amendment to the Original CA Employment Agreement provides Ms. Antonello with additional travel expenses, and these expenses may be incurred until April 1, 2021. In anticipation of Ms. Antonello’s promotion, such amendment also provides Ms. Antonello with an entitlement to an equity award grant in 2021, with an approximate aggregate value of $800,000, intended to be in lieu of, and not in addition to, the grant to which she would otherwise be entitled under the Company’s 2021 long-term equity grant program, such grant to be made at the same time and in the same form (i.e., combination of types of awards and proportionate allocation) as the grants made to other executives of the Company.
The New CEO Employment Agreement provides Ms. Antonello compensation and benefits tailored to her position as President and Chief Executive Officer, including an annual base salary of $650,000, an annual bonus target of 100%, increased severance benefits both generally and in connection with a change in control, and certain restrictive covenants extending for 18 months following her termination of employment instead of the 12-month period provided in the Original CA Employment Agreement. The
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New CEO Employment Agreement also provides Ms. Antonello with additional relocation benefits, which include an additional tax gross-up capped at $53,000, and these benefits expire December 31, 2021. The compensation information disclosed for Ms. Antonello in this proxy statement is based on the Original CA Employment Agreement, because that is the agreement in effect as of December 31, 2020, and provides compensation information for 2020.
None of our employment agreements provide for payments to offset excise taxes related to a change in control (“280G gross-up” payments). Instead, the agreements provide for a cap at the statutory threshold to the extent that capping the change in control related payments would put the affected NEO in a better after-tax position and, if not, the payments would remain uncapped so that the executive would be responsible for any related excise taxes imposed and the Company would not be entitled to a deduction for the amounts subject to any such excise taxes.
At the various times that the employment agreements were either entered into, negotiated or amended, the Compensation Committee reviewed the terms of the agreements, consulted with, and solicited advice from, Pay Governance, and concluded that the applicable provisions of these agreements were reasonable, appropriate and consistent with market practice.
A more detailed description of these agreements as in effect as of December 31, 2020, is provided in “Potential Payments upon Termination or Change in Control” beginning on page 41.
Risk Assessment
Management performed its annual risk assessment to ensure that our compensation program does not promote excessive or undue risk-taking generally and specifically as applied to our NEOs, and concluded that, in all cases, the potential for promoting such risk is low. The Company’s 2020 analysis also took into account risks associated with COVID-19, Mr. Dirks’ retirement and Ms. Antonello’s promotion to President and Chief Executive Officer. Pay Governance reviewed management's analysis and agreed with management's conclusion. Finally, the Compensation Committee considered both management's analysis and Pay Governance's review, and likewise concluded that this compensation program is not reasonably likely to have a material adverse effect on the Company, and then reported its results to the full Board. In making this determination, the Compensation Committee analyzed our compensation program's diverse attributes, and found that the program:
•Provided a balanced mix of fixed and performance-based compensation;
•Included base salaries that were competitive within our industry;
•Was comprised of performance-based compensation awards that balanced both short- and long-term performance over varying time horizons and provided a mix of cash and equity awards based upon varying performance goals among our performance-based awards;
•Provided annual cash incentive bonus awards and PSU awards that were capped at competitive levels;
•Ensured that a portion of total compensation was linked to the Company's long-term performance, both to mitigate short-term risk that could be detrimental to the Company's long-term interests, and to encourage the creation of long-term stockholder value;
•Included equity-based performance awards and equity-based time vesting awards, which were subject to multi-year vesting or performance periods and derived their value from the Company's total performance, which we believe further encourages decision-making that is in the long-term interests of the Company and its stockholders;
•Included executive stock ownership guidelines (as described below), for those employees who we believe can have the greatest influence on the financial performance of the Company, which guidelines have been designed to strengthen the alignment between the interests of our senior officers and the Company's stockholders, and to discourage risk-taking that could be detrimental to the long-term interests of the Company, its performance, and long-term stockholder value;
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•Included clawback, grant, and retention policies (as described below) which provide additional assurance that any risks associated with our compensation plans and policies would be further mitigated; and
•Included human capital initiatives that are designed to, among other things, create an inclusive work community, minimize employee turnover and employment-related litigation, improve resolution of internal complaints and improve recruitment.
Equity and Other Compensation Grant Policies, Procedures and Requirements
Stock Ownership and Retention Guidelines for Senior Executives
The Compensation Committee has adopted mandatory guidelines that require senior executives, including all of our NEOs, to attain and retain specific levels of ownership in Company stock. These guidelines reinforce the importance of aligning the interests of our NEOs with the interests of our stockholders and are intended to motivate our senior executives to reach and maintain appropriate levels of stock ownership. Under these guidelines, executives must attain and retain those levels of ownership of Company stock, expressed as a multiple of base salary, as set forth in the table below. It is the Compensation Committee's intention that these ownership levels be achieved by the tenth anniversary of the date that the executive first became subject to an applicable level of stock ownership under these guidelines. If an executive's stock ownership requirement increases because of a change in position, then a new ten-year period to achieve the number of shares will begin on the effective date of the change of position.

Position	Multiple of Base Salary
Chief Executive Officer	4x
Executive Vice President	3x
Senior Vice President	2x
Stock Grant Policy and Guidelines
The Compensation Committee has adopted an equity grant policy that specifies the Company's practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, RSUs, PSUs and any other stock-based award. This policy contains procedures to prevent stock option backdating or other timing improprieties. The equity grant policy governing the 2020 annual grants to the NEOs requires that all equity grants, other than new hire grants and certain grants to employees with titles below Vice President, be made at a regularly scheduled Compensation Committee meeting occurring between February 15 and March 30, unless exigent circumstances exist, as determined by the Compensation Committee.
“Clawback” Policy
We have a “clawback” policy that applies to our cash-based and equity incentive compensation. We are committed to ensuring that our incentive compensation is subject to clawback provisions not just under certain specified situations, but also under any current or future legal requirements and under any future clawback provisions implemented by the Company, from time to time.
Specifically, if a grantee engages in certain conduct considered harmful to the Company either during, or following termination of, employment, then the grantee may be required to forfeit, without consideration (1) all then outstanding awards under our equity and incentive plan (which include all equity and cash incentive awards granted to our NEOs), (2) any shares of Company stock owned by the grantee that were previously subject to an award under our equity and incentive plan, and (3) any cash amounts previously paid to a grantee pursuant to a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.
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In addition, if the Company is required to restate its financial statements, the Company may require our NEOs to repay to the Company the aggregate value of any PSUs that became payable upon the achievement of the performance goals, to the extent these performance goals would not have been achieved had the restatement not been required.
Finally, we are monitoring potential final regulations and exchange listing standards regarding clawback requirements and will modify or implement new policies as may become necessary or be deemed appropriate.
Policies Regarding Hedging and Pledging
The Company’s anti-hedging policy, which previously had been part of the Company’s insider trading policy, was approved in 2020 as a free-standing policy and supplements the insider trading policy. This policy applies to all Directors and employees with the title of Vice President and above, which include our NEOs, or any of their designees and prohibits the purchase or sale of any financial instrument, or any other transaction that is designed to hedge or offset any decrease in the market value of Company equity securities (1) granted to such covered person as part of compensation from the Company, or (2) held, directly or indirectly, by such covered person. These transactions can include the purchase of prepaid variable forward contracts, equity swaps, collars, short sales, exchange funds, derivative securities, options, warrants, puts and calls or similar instruments. Additionally, the equity grants made to employees with the title of Vice President and above, including the NEOs, generally prohibit pledging or otherwise assigning equity granted under the Company's equity and incentive plan.
Tax and Accounting Considerations
When structuring our compensation programs and granting awards, bonuses and other forms of compensation, the Compensation Committee considers, among other things, the applicable tax and accounting treatment and implications. Under Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), the Company will not be able to deduct compensation in excess of $1,000,000 paid to its covered employees, unless that compensation is grandfathered. The Compensation Committee takes into account the effects of the Tax Act when making compensation decisions, but, at the same time, will make compensation decisions that reflect the Company's compensation principles and philosophy. The amount of incremental income tax associated with the deduction lost for 2020 was approximately $385,000.
Compensation Committee Report
The individuals listed below serve or have served on the Compensation Committee during 2020, and each is an independent director. These members reviewed and discussed with the Company's management those portions of the above Compensation Discussion and Analysis applicable to their respective terms on the Compensation Committee and based on the reviews and discussions, they recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
/s/ Human Capital Management and Compensation Committee
Richard W. Blakey, Chair
Valerie R. Glenn
Barbara A. Higgins
Michael J. McSally, commencing May 29, 2020
Jeanne L. Mockard, through May 28, 2020
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Executive Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation earned during 2020, 2019 and 2018 (or fewer years to the extent previous year disclosure was not required or applicable) by the chief executive officer, the chief financial officer, and the three other most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 2020. These five executive officers are referred to as our NEOs in the following tables:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer(3)	2020	1,010,742	—	1,848,909	—	605,100	—	197,889	3,662,640
	2019	1,182,189	—	2,491,313	—	1,034,000	—	51,475	4,758,977
	2018	916,361	—	1,907,601	—	966,420	—	54,849	3,845,231
Michael S. Paquette Executive Vice President, Chief Financial Officer	2020	525,488	—	528,584	—	187,200	—	257,987	1,499,259
	2019	490,719	—	733,141	—	294,000	—	48,333	1,566,193
	2018	475,564	—	566,820	—	302,670	—	42,257	1,387,311
Stephen V. Festa Executive Vice President, Chief Operating Officer(3)	2020	586,237	—	792,497	—	223,500	—	94,978	1,697,212
	2019	669,982	—	1,061,791	—	354,250	—	42,166	2,128,189
	2018	529,772	—	820,710	—	365,859	—	39,258	1,755,599
Tracey L. Berg Executive Vice President, Chief Innovation Officer(3)	2020	507,451	—	633,544	—	195,600	—	70,023	1,406,618
	2019	443,645	—	733,141	—	308,750	—	158,054	1,643,590
	2018	344,415	—	462,846	—	336,875	—	29,823	1,173,959
Katherine H. Antonello Executive Vice President, Chief Actuary(3)	2020	434,947	—	507,032	—	143,700	—	74,092	1,159,771
	2019	155,336	60,000	439,746	—	220,000	—	36,563	911,645
(1)The amounts in the “Stock Awards” column for 2020 consist of PSUs and RSUs granted in 2020 under our equity and incentive plan. The amounts shown do not reflect compensation actually received by the NEO. Rather, the amounts shown for 2020 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. All other assumptions used to calculate the expense amounts shown for 2020 are set forth in Note 14 to the 2020 Consolidated Financial Statements in the Company's Annual Report on Form 10-K for 2020. Each PSU is equal to the value of one share of our common stock. Dividend equivalents will be credited upon the achievement of the applicable performance goals and during the vesting periods, and will be paid (in cash) only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. The PSUs and accrued dividends will be settled as of the end of the one-year vesting period that follows a two-year performance period to the extent that the applicable performance goals have been achieved and the applicable vesting requirements have been satisfied. The values of the PSUs as of the grant date at maximum level of achievement for Messrs. Dirks, Paquette, and Festa, and Mses. Berg and Antonello were $2,011,492, $574,712, $862,068, $689,654, and $552,026, respectively. The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date. Dividend equivalents will be credited during the vesting periods, but will be paid (in cash) only if the applicable vesting requirements are satisfied. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 38.
(2)The Non-Equity Incentive Plan Compensation in this table reflects the annual cash incentive bonus, if any, earned under this program by each of our NEOs with respect to 2020, which was paid in the first quarter of 2021.
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(3)Mr. Dirks retired as the Company's President and Chief Executive Officer on April 1, 2021. Mr. Festa retired as the Company’s Executive Vice President, Chief Operating Officer on March 17, 2021. Ms. Berg resigned as the Company’s Executive Vice President, Chief Innovation Officer on April 1, 2021. Ms. Antonello commenced employment on August 5, 2019, and consequently no disclosure is provided for her for 2018. Effective April 1, 2021, Ms. Antonello was promoted to President and Chief Executive Officer.
(4)Includes the following payments that we made to or on behalf of our NEOs:

Name	Year	Car Allowance ($)	Club Membership ($)	401(k) Matching Contributions ($)	Cash Dividends Paid ($)(a)	Excess Accrued Vacation(b) ($)	Life Insurance Premiums ($)	Personal Benefits(c) ($)	Relocation Benefits(d) ($)	Health Savings Account Contribution ($)	Total ($)
Douglas D. Dirks	2020	16,200	—	9,376	146,138	18,558	6,417	—	—	1,200	197,889
Michael S. Paquette	2020	14,954	7,255	11,400	42,990	9,712	1,253	1,045	168,178	1,200	257,987
Stephen V. Festa	2020	14,954	—	11,400	55,395	10,769	1,260	—	—	1,200	94,978
Tracey L. Berg	2020	14,954	—	11,400	32,421	9,423	1,226	—	—	600	70,023
Katherine H. Antonello	2020	14,954	—	11,400	—	8,077	1,046	1,795	35,621	1,200	74,092
a.Cash dividends are paid for accrued dividends on eligible RSUs and PSUs upon satisfaction of the vesting and/or performance requirements if and when the underlying shares are distributed.
b.For each NEO, excess accrued vacation represents the dollar value of vacation accrued during 2020, in excess of the vacation accrual levels for the Company's salaried employees generally. The dollar values were determined by reference to the NEOs' base salaries in effect on December 31, 2020.
c.Personal benefits include the aggregate incremental costs associated with the NEOs' professional memberships and license fees.
d.Relocation benefits include tax-gross ups of $66,178 and $10,562 for Mr. Paquette and Ms. Antonello, respectively.
Grants Of Plan-Based Awards
2020 Annual Cash Incentive Bonus Program
As discussed above, the 2020 annual cash incentive bonus program provides for a cash bonus payable only upon the Company's achievement of a pre-established corporate goal (which for 2020, was based on Adjusted GAAP Accident Year Combined Ratio), referred to as the Bonus Hurdle (subject to the Compensation Committee's discretion to reduce the bonus amounts based on criteria selected by the Compensation Committee for this purpose), calculated as a percentage of the NEO's annual base salary rate for the applicable year. This percentage varied among the executives. For 2020, the target bonus award percentages were as follows: Mr. Dirks, 110%, Mr. Paquette, 65%, Mr. Festa and Ms. Berg, 70%, and Ms. Antonello, 60%. The maximum bonus payable under the program is 200% of the respective NEO's target bonus award percentage. Amounts earned under the 2020 bonus program by our NEOs are reflected in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. The cash bonus opportunities under this program for 2020 for these NEOs at threshold, target and maximum performance levels are set forth below under the Non-Equity Incentive Plan Awards columns.
PSUs and RSUs
As discussed above, the Company granted PSUs and RSUs to our NEOs in 2020 under our equity and incentive plan. The 2020 PSUs are equity awards granted to cover a two-year performance period commencing on January 1, 2020 and ending on December 31, 2021. Each PSU represents one share of our common stock, and the number of shares earned is based on the achievement of pre-established performance goals, which is determined at the end of the performance period. The performance goals are based on the Company's AROE for the period from January 1, 2020 until December 31, 2021, compared to a pre-established goal. A one-year vesting period then follows the two-year performance period. At target level of achievement, 100% of the number of PSUs granted would be earned, at threshold level, 50% of target level would be earned, and the maximum number of PSUs that an individual may earn based on actual performance during the performance period is 200% of the targeted number of PSUs. If the threshold level is not achieved, then no amount would be earned. PSUs are subject to accelerated
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vesting in certain limited circumstances, such as the death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. In that event, payment would be made, in cash, when the underlying PSUs are distributed. PSUs awarded for 2020 are set forth under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column below.
The 2020 RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15, 2021, and on each of the first three anniversaries of the first vesting date. The RSUs are subject to accelerated vesting in certain limited circumstances, such as death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited during the vesting periods, but will be paid (in cash) only if the vesting requirements tied to the payment of the RSUs are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. RSUs awarded for 2020 are set forth under the “All Other Stock Awards” column below.
No stock options were granted in 2020.
Grants of Plan-Based Awards in 2020

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas D. Dirks	n/a	—	1,061,500	2,123,000	—	—	—	—	—	—	—
	3/10/2020	—	—	—	13,300	26,600	53,200	—	—	—	1,307,470
	3/10/2020	—	—	—	—	—	—	14,320	—	—	541,439
Michael S. Paquette	n/a	—	328,250	656,500	—	—	—	—	—	—	—
	3/10/2020	—	—	—	3,800	7,600	15,200	—	—	—	373,563
	3/10/2020	—	—	—	—	—	—	4,100	—	—	155,021
Stephen V. Festa	n/a	—	392,000	784,000	—	—	—	—	—	—	—
	3/10/2020	—	—	—	5,700	11,400	22,800	—	—	—	560,344
	3/10/2020	—	—	—	—	—	—	6,140	—	—	232,153
Tracey L. Berg	n/a	—	343,000	686,000	—	—	—	—	—	—	—
	3/10/2020	—	—	—	4,560	9,120	18,240	—	—	—	448,275
	3/10/2020	—	—	—	—	—	—	4,900	—	—	185,269
Katherine H. Antonello	n/a	—	252,000	504,000	—	—	—	—	—	—	—
	3/10/2020	—	—	—	3,650	7,300	14,600	—	—	—	358,817
	3/10/2020	—	—	—	—	—	—	3,920	—	—	148,215
(1)For the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns, Threshold reflects the bonus amount assuming the Bonus Hurdle had not been achieved, Target reflects the value of the annual cash incentive bonus based on the annual target percentage of base salary rate without regard to the exercise of any negative discretion by the Compensation Committee, and Maximum reflects achievement of the Bonus Hurdle without regard to the exercise of any negative discretion by the Compensation Committee, which would be 200% of the Target percentage of base salary rate.
(2)Amounts shown are the number of PSUs granted to the NEOs in March 2020. Threshold reflects 50% of the value at Target, Target reflects 100% of the value of the award and Maximum reflects 200% of the value of the award at Target. The PSUs will become distributable in 2023, subject to, and to the extent of, the achievement of the applicable performance goals, as of the end of the performance period, which ends on December 31, 2021, and subject to the satisfaction of the vesting requirements. The vesting period ends on December 31, 2022.
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(3)Amounts shown are the number of RSUs granted to each of the NEOs in March 2020. The RSUs will vest as to 25% of the units on March 15, 2021, and on each of the next three anniversaries of that date.
(4)No stock options were granted in 2020.
(5)Amounts shown represent the aggregate fair value of the PSUs and RSUs as of the date of grant calculated in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Assumptions used to calculate the grant date fair value amounts are set forth in Note 14 to the 2020 Consolidated Financial Statements. However, the fair value shown above may not be indicative of the value realized due to the variability in the share price of our common stock.
The Summary Compensation Table and Grants of Plan-Based Awards table should be read in conjunction with both the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives, and “Potential Payments Upon Termination or Change in Control,” below, which provides a description of the material terms of the employment and other compensatory arrangements with our NEOs.
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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards for each of our NEOs as of December 31, 2020:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas D. Dirks	3/10/2020	—	—	—			14,320	460,961	53,200	1,712,508
	3/6/2019	—	—	—			10,350	333,167	51,240	1,649,416
	3/7/2018	—	—	—			7,130	229,515	—	—
	3/8/2017	—	—	—			3,720	119,747	—	—
	3/14/2016	23,500	—	—	27.72	3/14/2023	—	—	—	—
	3/10/2015	26,200	—	—	24.20	3/10/2022	—	—	—	—
	3/11/2014	37,144	—	—	20.87	3/11/2021	—	—	—	—
Michael S. Paquette	3/10/2020	—	—	—			4,100	131,979	15,200	489,288
	3/6/2019	—	—	—			3,045	98,019	15,080	485,425
	3/7/2018	—	—	—			2,120	68,243	—	—
	3/8/2017	—	—	—			1,095	35,248	—	—
Stephen V. Festa	3/10/2020	—	—	—			6,140	197,647	22,800	733,932
	3/6/2019	—	—	—			4,410	141,958	21,840	703,030
	3/7/2018	—	—	—			3,070	98,823	—	—
	3/8/2017	—	—	—			1,395	44,905	—	—
	3/14/2016	6,915	—	—	27.72	3/14/2023	—	—	—	—
	3/10/2015	3,950	—	—	24.20	3/10/2022	—	—	—	—
	3/11/2014	257	—	—	20.87	3/11/2021	—	—	—	—
Tracey L. Berg	3/10/2020	—	—	—			4,900	157,731	18,240	587,146
	3/6/2019	—	—	—			3,045	98,019	15,080	485,425
	3/7/2018	—	—	—			1,730	55,689	—	—
	3/8/2017	—	—	—			815	26,235	—	—
Katherine H. Antonello	3/10/2020	—	—	—			3,920	126,185	14,600	469,974
	3/6/2019	—	—	—			—	—	19,174	617,211
(1)These columns reflect stock options granted under our equity and incentive plan in March of each of 2016, 2015 and 2014. Earlier option grants have already completely vested.
(2)The column reflects RSUs granted under our equity and incentive plan in March of each of 2020, 2019, 2018, and 2017. The RSUs vest as to 25% of the units on March 15 of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date.
(3)The column reflects the number of PSUs granted in March 2020 and March 2019 under our equity and incentive plan that would be awarded to the NEOs at the end of the two-year performance period and one-year succeeding vesting period, assuming that the maximum levels of the performance goals have been achieved for each grant. The performance period for the March 2020 and March 2019 PSU grants commenced on January 1, 2020 and January 1, 2019, respectively. The PSUs that were granted in March 2018, and were settled in January 2021, are described in footnotes 1 and 2 to the “Option Exercises and Stock Vested for 2020 Table,” below.
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Option Exercises and Stock Vested for 2020

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Douglas D. Dirks	36,200	732,613	69,033	2,829,506
Michael S. Paquette	—	—	18,890	783,985
Stephen V. Festa	—	—	28,692	1,182,025
Tracey L. Berg	—	—	15,535	644,053
Katherine H. Antonello(3)	—	—	—	—
(1)The Number of Shares Acquired on Vesting column reflects (a) the vesting of 25% of the RSUs granted on March 14, 2016, March 8, 2017, March 7, 2018, and March 6, 2019 for each of the NEOs receiving grants in the applicable years; and (b) the value of the PSUs granted on March 7, 2018 based on 200% of target level, which was the maximum level of achievement. The shares underlying the 2018 PSU grant were earned based on the achievement of pre-established corporate performance goals over a two-year performance period, followed by a one-year vesting period.
(2)The Value Realized on Vesting column reflects (a) the number of shares underlying the RSU grants, which vested on March 15, 2020, multiplied by $34.97, the per share fair market value of the shares as of that date; and (b) the number of shares underlying the PSUs granted on March 7, 2018, following the completion of the two-year performance period and one-year succeeding vesting period that ended on December 31, 2020, multiplied by the per share fair market value of the shares, which was $32.45, as of January 22, 2021, the closing price on the date the PSUs were settled.
(3)Ms. Antonello commenced employment on August 5, 2019, and consequently no PSUs were granted to her for 2018.
Pension Benefits
None of our NEOs participate in or has any accrued benefits under any qualified or nonqualified defined benefit plans maintained by the Company.
Nonqualified Deferred Compensation
None of our NEOs participate in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company.
Potential Payments upon Termination or Change in Control
The following summaries and the table that follows set forth estimated potential amounts payable to our NEOs upon termination of employment or a change in control as of December 31, 2020, under the employment agreements that were in effect as of that date, and the Company's other compensation plans, programs, policies, agreements, and arrangements. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable.
Named Executive Officers' Employment Agreements
As discussed above, each of our NEOs had an employment agreement with the Company in 2020. The employment agreements with Messrs. Dirks and Festa and Ms. Berg were scheduled to expire on December 31, 2021, respectively. However, Mr. Dirks' employment agreement terminated upon his retirement on April 1, 2021, Mr. Festa's employment agreement terminated upon his retirement on March 17, 2021, and Ms. Berg's employment agreement terminated on April 1, 2021 in connection with her resignation. The employment agreement with Mr. Paquette is scheduled to expire on December 31, 2022. In connection with Ms. Antonello's commencement of employment with the Company in August 2019, the Company entered into the Original CA Employment Agreement that would have expired on December 31, 2021. However, effective April 1, 2021, Ms. Antonello's employment agreement, as amended and restated as of that date, replaced the Original CA Employment Agreement, and is scheduled to expire on December 31, 2022. The following summaries describe the terms of the employment agreements with our NEOs, as in effect as of December 31, 2020, and do not take into account amendments, or amended and restated agreements, effective thereafter.
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If, during the term of each of the employment agreements, the executive's employment is terminated other than (1) by reason of death or disability or (2) by the Company for cause, in either case, other than during (a)(i) the 24-month period following a change in control of the Company for Mr. Dirks, or (ii) the 18-month period following a change in control of the Company for the remaining NEOs, or (b) for each NEO, during the six-month period prior to, but in connection with, a change in control, then the executive would be entitled to receive:
•severance payments equal to: (1) for Mr. Dirks, three times his base salary payable in bi-weekly installments for 36 months; and (2) for the remaining NEOs, two times base salary payable in bi-weekly installments for 24 months; and
•continued health insurance coverage for 18 months following termination of employment with the Company paying the employer portion of the premium for each of the NEOs.
If, during the term of the employment agreement, the executive terminates employment for good reason or the executive's employment is terminated for any reason other than death, disability or by the Company for cause, in each case, either (1)(a) for Mr. Dirks, within 24 months following a change in control, or (b) for the remaining NEOs, within 18 months following a change in control; or (2) for each NEO, within six months prior to, but in connection with, a change in control, then the executive would be entitled to receive:
•a lump sum cash payment equal to: (1) for Mr. Dirks, three times the sum of (A) his base salary and (B) the average of the annual bonus amounts he earned for the three years preceding the year in which the change in control occurs; (2) for each of Messrs. Festa and Paquette and Ms. Berg, two times the sum of (A) base salary and (B) the average of the annual bonus amounts earned for the three years preceding the year in which the change in control occurs; and (3) for Ms. Antonello two times the sum of (A) her base salary and (B) $220,000; and
•continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium for each of the NEOs.
In addition, if the executive would be subject to a golden parachute excise tax imposed under section 4999 of the Internal Revenue Code, the executive's change in control related payments and benefits would be capped at a statutory safe harbor (thereby avoiding imposition of the change in control related excise tax) if the executive would be better off with the cap, on an after tax basis.
The executives would be subject to certain non-competition and non-solicitation restrictions for: (1) 24 months after the termination date for Mr. Dirks; and (2) 18 months following the executive's termination date for the remaining NEOs. Additionally, the executives would be required to sign a global release of liability.
Termination for Death or Disability
In accordance with the Company's policies, if the executive's employment is terminated as a result of disability, the executive would be entitled to a benefit of up to $15,000 per month until the executive reached normal retirement age under the Social Security Act where retirement age depends on the executive's date of birth. In addition, the Company provides life insurance benefits for its senior executives in an amount equal to three times the executive's annual base salary, subject to a $1.5 million cap for each senior executive other than Mr. Dirks.
Terms of Equity Awards
Termination Not in Connection With a Change in Control
Termination of Employment by the Company for other than Cause. Under the terms of the equity award agreements, if the executive's employment is terminated other than for cause, death or disability, and not in connection with a change in control, then (1) all options that are unvested as of that date would be forfeited and all then vested options would remain exercisable for one year following such termination (or one year following death if the executive dies within the one-year period following such termination), but in no event later than the option expiration date, (2) a prorated portion of the executive's PSUs would be
42 | 2021 Proxy Statement

deemed earned based on the period of time the executive had been employed during the performance and vesting periods and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and (3) all outstanding unvested or unearned RSUs and PSUs would be forfeited.
Termination by Reason of Death or Disability. If the executive's employment is terminated by reason of death or disability, the executive's options would vest in full as of the date of termination of employment and would remain exercisable for one year thereafter; provided, however, that if the executive's employment terminates by reason of disability and the executive dies during such one-year period, then, the executive's options would remain exercisable for one year following death but in no event later than the option expiration date. In addition, a prorated portion of the executive's PSUs would be deemed earned based on the period of time the executive had been employed during the performance period and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and the executive's RSUs would become fully vested.
Termination by the Company for Cause or by the Executive Voluntarily. If the executive's employment is terminated by the Company for cause or the executive terminates employment for any reason other than as described above or, if applicable, by reason of retirement as described below (and not in connection with a change in control) then the executive would forfeit any outstanding unvested or unearned awards. If the executive's termination is by the Company for cause, then the executive's vested options would immediately terminate. However, if the executive voluntarily terminates employment, the executive's options would remain exercisable for one year following termination of employment (or one year following death if the executive dies during the post-termination exercise period), but in no event later than the option expiration date. In addition, the executive's unvested or unearned RSUs and PSUs would terminate upon termination of employment.
Termination in Connection With a Change in Control
Change in Control Provisions, If Equity Awards are Not Assumed. If the executive's equity awards are not assumed or substituted in connection with a change in control, then upon the occurrence of the change in control, (1) the executive's options would become fully vested and exercisable and would terminate immediately following the change in control, (2) the executive's RSUs would become fully vested and (3) the number of PSUs that would have been earned at target level of achievement would be deemed earned and the shares (or the equivalent value of the shares) would be payable shortly after the occurrence of the change in control, except that, if the change in control occurs on or after the end of the performance period, payment would be based on actual, instead of target level of, achievement.
Change of Control Provisions, If Equity Awards are Assumed. If the executive's options and/or RSUs are assumed or substituted for in connection with a change in control but the executive's employment is terminated without cause during the 24-month period following such change in control, then the executive's RSUs would become fully vested and the executive's options would become fully vested and exercisable. The PSUs would be treated as described in the previous paragraph, whether or not they are assumed or substituted for.
Termination by Reason of Retirement
As of December 31, 2020, the retirement provisions in our equity awards would apply only to Messrs. Dirks and Festa because they are the only NEOs who would satisfy the criteria necessary to terminate employment by reason of retirement as of that date. Specifically, upon Mr. Dirks' or Mr. Festa's retirement, 50% of their then unvested options would vest and become exercisable as of the date of retirement and all remaining unvested options would be forfeited. In addition, all vested options would remain exercisable for three years following the date of retirement (but not later than the option expiration date) and if the executive were to die during this post-termination exercise period, his vested options would remain exercisable for at least one year following his death (but not later than the option expiration date). With respect to their outstanding RSU awards, 50% of the then unvested RSUs would vest and the remaining unvested RSUs would be forfeited, and with respect to the outstanding PSU awards, a prorated portion of the PSUs would be deemed earned based on the number of months that the
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executive continued in employment during the applicable performance period, and would become payable upon the applicable payment date based on the Company's actual performance and provided that the executive refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to him.
For purposes of our equity awards, “retirement” is defined as termination of employment after attaining age 60 and completing 10 years of continuous service, provided that the executive has given written notice of intent to retire no fewer than six months prior to the date that the executive terminates employment.
2020 Annual Bonus Program for all Named Executive Officers
The following termination and change in control provisions of our 2020 Annual Bonus Program apply to the annual bonuses granted to each of our NEOs for 2020:
Termination Not in Connection With a Change in Control
Termination of Employment by the Company for other than Cause. If the Company terminates the executive's employment prior to December 31, 2020, other than for cause, then the executive would be entitled to a prorated annual bonus, payable when this bonus would otherwise have been paid, in an amount equal to the product of (1) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2020, calculated based on the executive's annual base salary rate, and subject to, and to the extent of, the actual achievement of the performance goals; and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2020, until the executive's date of termination, and the denominator of which is 12.
Termination by Reason of Death or Disability. If the executive's employment terminates prior to December 31, 2020, by reason of death or disability, the 2020 annual bonus award would become payable when it would otherwise have been paid, calculated as if the executive had continued in employment until December 31, 2020, and based on the executive's annual base salary rate, and subject to, and to the extent of, the actual achievement of the performance goals.
Termination by the Company for Cause or by the Executive Voluntarily. If the Company terminates the executive's employment for cause or the executive voluntarily terminates employment for any reason prior to the date the 2020 annual bonuses are paid, other than for any of the reasons described above, then the executive's 2020 annual bonus would terminate and be forfeited immediately.
Termination in Connection With a Change in Control
Upon the consummation of a change in control, if the executive remains continuously employed through such consummation, then the executive would be entitled to a prorated 2020 annual bonus award, payable as soon as practicable following the consummation of the change in control, in an amount equal to the product of (1) the greater of (a) the total value of the annual bonus that would have been paid to the executive had the executive continued in employment until December 31, 2020, subject to, and to the extent of, the actual achievement of the performance goals as of the consummation of the change in control, but without regard to the exercise of any negative discretion by the Compensation Committee, and (b) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2020, in an amount equal to the NEO's annual bonus target percentage multiplied by the NEO's 2020 annual base salary rate, without regard to the exercise of any negative discretion by the Compensation Committee, and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2020, until the consummation of the change in control, and the denominator of which is 12.
Termination By Reason of Retirement
If the executive terminates employment prior to December 31, 2020 by reason of retirement, then the executive would be entitled to a prorated annual bonus payable when such bonus would otherwise have been paid in an amount equal to the product of (1) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2020, based on the executive's
44 | 2021 Proxy Statement

annual base salary rate, and subject to, and to the extent of, the actual achievement of the performance goals; and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2020 until the executive's date of termination, and the denominator of which is 12, so long as the executive refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to her or him through December 31, 2020. For 2020, Messrs. Dirks and Festa were the only NEOs who would satisfy the criteria necessary to terminate employment by reason of retirement.
Potential Payments to the Named Executive Officers Upon Termination or Change in Control
Assuming the employment of each of the NEOs had terminated on December 31, 2020, under each of the circumstances set forth in the table below (including the occurrence of a change in control on December 31, 2020), the payments and benefits described above would have the following estimated values under the employment agreements and other applicable plans, programs, policies, agreements and arrangements.

Name	Salary ($)	Bonus ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
Douglas D. Dirks
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,895,000	605,100	(1)	185,577	33,102	—	—	2,166,547		5,885,326
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,895,000	5,113,420		185,577	33,102	—	—	4,732,780	(3)	12,959,879
Voluntary Termination	—	—		185,577	—	—	—	—		185,577
Termination for Cause	—	—		185,577	—	—	—	—		185,577
Change in Control	—	2,123,000	(4)	—	—	—	—	4,732,780	(5)	6,855,780
Death	—	605,100	(1)	185,577	—	2,895,000	—	4,732,780		8,418,457
Disability	—	605,100	(1)	185,577	—	—	795,000	4,732,780		6,318,457
Retirement	—	605,100	(1)	185,577	—	—	—	3,991,300		4,781,977
Michael S. Paquette
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,010,000	187,200	(1)	87,404	16,776	—	—	631,260		1,932,640
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,010,000	1,304,280		87,404	16,776	—	—	1,379,420	(3)	3,797,880
Voluntary Termination	—	—		87,404	—	—	—	—		87,404
Termination for Cause	—	—		87,404	—	—	—	—		87,404
Change in Control	—	656,500	(4)	—	—	—	—	1,379,420	(5)	2,035,920
Death	—	187,200	(1)	87,404	—	1,500,000	—	1,379,420		3,154,024
Disability	—	187,200	(1)	87,404	—	—	1,710,000	1,379,420		3,364,024
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Name	Salary ($)	Bonus ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
Stephen V. Festa
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,120,000	223,500	(1)	105,458	33,102	—	—	925,180		2,407,240
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,120,000	1,490,739		105,458	33,102	—	—	2,014,646	(3)	4,763,945
Voluntary Termination	—	—		105,458	—	—	—	—		105,458
Termination for Cause	—	—		105,458	—	—	—	—		105,458
Change in Control	—	784,000	(4)	—	—	—	—	2,014,646	(5)	2,798,646
Death	—	223,500	(1)	105,458	—	1,500,000	—	2,014,646		3,843,604
Disability	—	223,500	(1)	105,458	—	—	960,000	2,014,646		3,303,604
Retirement	—	223,500	(1)	105,458	—	—	—	1,701,208		2,030,166
Tracey L. Berg
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	980,000	195,600	(1)	88,506	11,894	—	—	673,567		1,949,567
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	980,000	1,293,083		88,506	11,894	—	—	1,448,308	(3)	3,821,791
Voluntary Termination	—	—		88,506	—	—	—	—		88,506
Termination for Cause	—	—		88,506	—	—	—	—		88,506
Change in Control	—	686,000	(4)	—	—	—	—	1,448,308	(5)	2,134,308
Death	—	195,600	(1)	88,506	—	1,470,000	—	1,448,308		3,202,414
Disability	—	195,600	(1)	88,506	—	—	2,850,000	1,448,308		4,582,414
Katherine H. Antonello
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	840,000	143,700	(1)	47,876	33,102	—	—	378,533		1,443,211
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	840,000	440,000		47,876	33,102	—	—	780,099	(3)	2,141,077
Voluntary Termination	—	—		47,876	—	—	—	—		47,876
Termination for Cause	—	—		47,876	—	—	—	—		47,876
Change in Control	—	504,000	(4)	—	—	—	—	780,099	(5)	1,284,099
Death	—	143,700	(1)	47,876	—	1,260,000	—	780,099		2,231,675
Disability	—	143,700	(1)	47,876	—	—	1,965,000	780,099		2,936,675
(1)For the year 2020, the bonuses reflect the annual cash incentive bonuses paid for 2020 under our equity and incentive plan. The 2020 annual bonuses were paid in the first quarter of 2021 at varying percentages of the eligible NEOs' respective base salary rates.
(2)Disability benefits are available to all full-time employees. In the event the NEO had been terminated due to disability, the executive would have been entitled to a benefit equal to 66 2/3% of their monthly salary, up to a maximum of $15,000 per month until attainment of their normal retirement age under the Social Security Act where retirement age depends on their date of birth.
(3)The value of the equity acceleration that is shown for termination of a NEO's employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.
(4)The amounts shown for bonuses upon consummation of a change in control reflect the value of the annual cash incentive bonus to which such executive would have been entitled for 2020 if such executive remained continuously employed through such consummation, but without regard to the exercise of any negative discretion by the Compensation Committee.
(5)The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the NEO's employment had been terminated.
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CEO Pay Ratio
Pursuant to the requirements of section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, below is a description of the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer for 2020. The 2020 CEO pay ratio provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Under the applicable regulations, a company may identify its median employee for purposes of providing pay ratio disclosure once every three years and then use that employee to calculate and disclose the median employee’s total compensation so long as, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that such company reasonably believes would result in a significant change to the previous year’s pay ratio disclosure. We have reviewed the changes in our employee population and employee compensatory arrangements and, based on that review, have decided to calculate the 2020 CEO pay ratio using the same median employee for 2020 as we used for 2018 and 2019 because we reasonably believe that there has been no change in either the Company or such median employee’s compensation that would significantly affect our pay ratio disclosure.
To determine our median employee, we examined the total cash compensation (salary or hourly wages plus bonuses and other cash incentives) for all full-time, part-time, and temporary employees who were employed by us as of December 31, 2018. We annualized salaries and wages for employees who did not work a full year. We believe the use of total cash compensation for our employees is a consistently applied compensation measure, and note, in this regard, that we do not widely distribute annual equity awards to our employees. Specifically, in 2020 only about six percent of our employees received annual equity awards.
Once the median employee was identified, as described above, we then calculated this employee's annual total compensation using the same methodology we use for our named executive officers for purposes of the Summary Compensation Table in this proxy statement. As so calculated, the identified median employee's total compensation was $94,874. Mr. Dirks' total 2020 compensation was $3,662,640. Therefore, our 2020 CEO to median employee pay ratio is 39:1.
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Security Ownership of Certain Beneficial Owners and Management
The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of March 29, 2021, by:
•each person who is known by us to own beneficially more than 5% of our voting securities;
•each Director;
•each NEO; and
•all Directors and executive officers as a group.
Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying options and RSUs that are currently exercisable or exercisable within 60 days of March 29, 2021 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of March 29, 2021, 28,478,254 shares of common stock were outstanding.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned		Percent of Class
Blackrock Inc., 55 East 52nd Street, New York, NY 10055	4,244,074	(2)	14.9
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	3,036,930	(3)	10.7
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,295,013	(4)	8.1
Richard W. Blakey	62,548	(5)	*
João “John” M. de Figueiredo	5,022		*
Prasanna G. Dhoré	10,495		*
Valerie R. Glenn	58,336	(6)	*
Barbara A. Higgins	5,820		*
James R. Kroner	23,765	(7)	*
Michael J. McColgan	6,891		*
Michael J. McSally	31,216	(8)	*
Jeanne L. Mockard	6,581		*
Douglas D. Dirks	566,976	(9)	2.0
Michael S. Paquette	38,931		*
Stephen V. Festa	132,838	(10)	*
Tracey L. Berg	16,940	(11)	*
Katherine H. Antonello	741		*
All Directors and executive officers as a group (14) persons	967,100	(12)	3.4
*    Represents less than 1%
(1)The address of all current executive officers and directors listed above is in the care of the Company.
(2)Information concerning stock ownership obtained from Amendment No. 7 to the Schedule 13G filed with the SEC on January, 26, 2021. BlackRock Inc. reported sole voting power with respect to 4,195,812 shares of common stock and dispositive power with respect to all 4,244,074 shares of common stock.
(3)Information concerning stock ownership obtained from Amendment No. 11 to the Schedule 13G filed with the SEC on February 10, 2021. The Vanguard Group, Inc. reported shared voting power with respect to 32,626 shares of common stock, sole dispositive power with respect to 2,979,421 shares of common stock, and shared dispositive power with respect to 57,509 shares of common stock.
48 | 2021 Proxy Statement

(4)Information concerning stock ownership obtained from Amendment No. 4 to the Schedule 13G filed with the SEC on February 12, 2021. Dimensional Fund Advisors LP, reported sole voting power with respect to 2,208,680 shares of common stock, and sole dispositive power with respect to 2,295,013 shares of common stock.
(5)Includes 56,638 shares of common stock beneficially owned by the Richard Blakey Family Trust.
(6)Includes 18,954 shares of common stock beneficially owned by the Glenn Family Trust.
(7)Includes 19,796 shares of common stock beneficially owned by the James R. Kroner Living Trust.
(8)Includes 14,587 shares of common stock beneficially owned by the Michael J. McSally Revocable Trust.
(9)Includes 49,700 shares of common stock subject to options that were exercisable as of March 29, 2021. Mr. Dirks retired as the Company's President and Chief Executive Officer on April 1, 2021.
(10)Includes (a) 88,991 shares of common stock beneficially owned by the Stephen and Jane Festa Family Trust; and (b) 10,865 shares of common stock subject to options that were exercisable as of March 29, 2021. Mr. Festa retired as the Company’s Executive Vice President, Chief Operating Officer on March 17, 2021.
(11)Ms. Berg resigned as the Company’s Executive Vice President, Chief Innovation Officer on April 1, 2021.
(12)Includes 60,565 shares of common stock subject to options that were exercisable as of March 29, 2021.
2021 Proxy Statement | 49

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP (“Ernst & Young”) as the Company's independent registered public accounting firm to examine the financial statements of the Company and its subsidiaries for the 2021 calendar year. The Board of Directors recommends ratification of the appointment of Ernst & Young.
Ernst & Young has served as the Company's independent auditor since 2002. This continuity enables Ernst & Young to gain extensive knowledge of the Company's operations, policies, procedures and internal controls. Ernst & Young rotates its lead audit partner and other accounting partners consistent with independence requirements. To help further ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. Factors considered include insurance industry expertise, audit performance quality, reasonableness of fees and Public Company Accounting Oversight Board (“PCAOB”) reports on the firm, among other factors.
A representative of Ernst & Young will be available at the Annual Meeting. This representative will have an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.
Although stockholder approval of this appointment is not required or binding on the Audit Committee, the Board of Directors believes that, as a matter of good corporate governance, stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as the Company's independent accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of our independent registered public accounting firm.
____________________________________________________________________________
50 | 2021 Proxy Statement

Audit Committee Report
In connection with the financial statements for the year ended December 31, 2020, the Audit Committee has:
•reviewed and discussed the audited financial statements with management;
•discussed with Ernst & Young, the Company's independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees”; and
•received the written disclosure and letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.
Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, at the February 17, 2021 meeting of the Board, that the Company's audited financial statements for the year ended December 31, 2020 be included in the Annual Report on Form 10-K filed with the SEC. The Board has approved the inclusion of this Audit Committee Report in this proxy statement.
/s/ Audit Committee
Michael J. McColgan, Chair, commencing May 28, 2020
James R. Kroner
Jeanne L. Mockard, commencing May 28, 2020
2021 Proxy Statement | 51

Audit Matters
Audit Committee Independence
The three members of the Audit Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).
Communications with the Audit Committee
Complaints or concerns about accounting matters may be submitted to the Audit Committee in any of the following ways:
•by mailing a written description of the complaint or concern to the following address: Corporate Compliance Reporting
Employers Holdings, Inc.
748 S. Meadows Parkway, Suite A9, #249
Reno, Nevada 89521
•by sending a written description of the complaint or concern to the following email address: CorporateComplianceOfficer@employers.com; or
•by calling the toll-free hotline and talking to an independent third party at 844-961-2439.
Reports may be made anonymously. The Corporate Compliance Officer will check the above mailbox, email address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be submitted to the Chair of the Audit Committee within 24 hours. Reports of suspected violations of law and Company policies will be investigated appropriately. The Corporate Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.
Service Fees Incurred for Independent Accounting Firm
The Audit Committee engaged Ernst & Young to perform an annual audit of the Company's financial statements for the year ended December 31, 2020 and the Company's internal controls over financial reporting as of December 31, 2020. Following is the breakdown of fees paid to Ernst & Young by the Company for the last two years.
Audit Fees
Fees incurred for audit services provided by Ernst & Young approximated $2,140,335 and $2,310,800 for years 2020 and 2019, respectively. These amounts include the annual financial statement audits for the years ended December 31, 2020 and 2019; audit of the Company's internal controls over financial reporting as of December 31, 2020 and 2019; reviews of the Company's quarterly financial statements; and annual statutory audits of the Company's insurance subsidiaries for the year ended December 31, 2020 and 2019. All of such audit services were pre-approved by the Audit Committee.
Audit-Related Fees
Fees incurred for audit-related services provided by Ernst & Young related to employee benefit plan audits approximated $32,000 for years ended 2020 and 2019. All of such audit-related services were pre-approved by the Audit Committee.
All Other Fees
In 2020 and 2019, the Company paid Ernst & Young $2,000 and $4,685, respectively, for subscriptions to an accounting research tool. These non-audit fees were pre-approved by the Audit Committee.
52 | 2021 Proxy Statement

Pre-Approval Policies and Procedures
The Audit Committee's pre-approval policies and procedures for the Auditor's Fees are contained in its charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 13 of the “Authority, Responsibilities, and Limitations” section, the committee reviews and, in its sole discretion, approves in advance the Company's independent auditor's annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditor (which approval is made after receiving input from the Company's management, if desired). Approval of audit and permitted non-audit services is made by the Audit Committee or by one or more of its members as designated by the Audit Committee or its Chair, and the person(s) granting such approval will report such approval to the Audit Committee at the next scheduled meeting.
2021 Proxy Statement | 53

Additional Information
Governance Document Information
Our Board of Directors Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company's website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them from Executive Vice President, Chief Financial Officer, Michael S. Paquette, at 775-327-2562.
Submission of Stockholder Proposals
Stockholder proposals intended for inclusion in the next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must be received by December 17, 2021. The Company's Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than February 26, 2022 and not earlier than January 27, 2022.
Stockholders with the Same Address
Only one 2020 Annual Report to stockholders and proxy statement is being delivered to multiple stockholders sharing an address unless the Company received other instructions from one or more of the stockholders.
Print Copy Requests
If a stockholder wishes to receive a hard copy of the 2020 Annual Report or proxy statement, he or she should contact the Company's transfer agent, EQ Shareowner Services, at 1-866-870-3684 or by writing to EQ Shareowner Services at P.O. Box 64854, St. Paul, MN 55164-0854 or www.investorelections.com/eig. The stockholder will be sent, without charge, a print copy of the 2020 Annual Report or proxy statement promptly upon request.
Other Matters to be Presented
The Board of Directors knows of no other matters that will be presented at the annual meeting. However, if other matters properly come before the annual meeting, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.
Proxy Solicitation and Expenses
The Company will bear the expense of preparing, printing and mailing this proxy statement. Officers and regular employees of the Company and its subsidiaries may solicit the return of proxies. However, they will not receive additional compensation for soliciting proxies. The Company has engaged the services of Morrow Sodali LLC to assist it in the solicitation of proxies at an anticipated cost of $6,500, plus reasonable and customary disbursements. The Company has requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.
54 | 2021 Proxy Statement

[This Page Intentionally Blank]

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, and 3.

1. Election of Directors:	01 Katherine H. Antonello	☐	For	☐	Against	☐	Abstain
	02 Richard W. Blakey	☐	For	☐	Against	☐	Abstain
	03 João “John” M. de Figueiredo	☐	For	☐	Against	☐	Abstain

ò Please fold here - Do not separate ò

	04 James R. Kroner	☐	For	☐	Against	☐	Abstain
	05 Michael J. McColgan	☐	For	☐	Against	☐	Abstain
	06 Michael J. McSally	☐	For	☐	Against	☐	Abstain
	07 Prasanna G. Dhore	☐	For	☐	Against	☐	Abstain
	08 Valerie R. Glenn	☐	For	☐	Against	☐	Abstain
	09 Barbara A. Higgins	☐	For	☐	Against	☐	Abstain
	10 Jeanne L. Mockard	☐	For	☐	Against	☐	Abstain
2. To approve the Company's executive compensation.		☐	For	☐	Against	☐	Abstain
3. Ratification of the appointment of the Company's independent accounting firm, Ernst & Young LLP, for 2021.		☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

EMPLOYERS HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 27, 2021
9:00 a.m. Pacific Daylight Time
10375 Professional Circle
Reno, Nevada 89521

Due to the ongoing public health impact and as part of our precautions regarding the ongoing coronavirus (COVID-19) pandemic, we are planning for the possibility that the 2021 Annual Meeting of Stockholders may be held solely by means of remote communication (a virtual meeting). If we determine that a change to a virtual meeting format is advisable or required, we will announce the decision to do so in advance and in accordance with Securities and Exchange Commission regulations and Nevada law. Details on how to participate will be available at www.employers.com/proxy.

Employers Holdings, Inc. 10375 Professional Circle Reno, Nevada 89521-4802	Proxy

The undersigned hereby appoints Lori A. Brown and John Mutschink, or either of them, with full power of substitution, to represent the undersigned and as proxies to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the annual meeting of stockholders to be held on May 27, 2021, or at any adjournment or postponement thereof. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The validity of this proxy is governed by Nevada law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the annual meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted "FOR" the director nominees listed in Proposal 1, "FOR" approval of the compensation paid to the Company's Named Executive Officers in Proposal 2, and "FOR" ratification of the Company's independent accounting firm, Ernst & Young LLP, for 2021 in Proposal 3. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*	I
INTERNET/MOBILE www.proxypush.com/eig Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 26, 2021.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 26, 2021.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.	VOTE IN PERSON Sign and date your proxy card and bring it to the Annual Meeting on Thursday, May 27, 2021 at 9:00 a.m. (PDT) at 10375 Professional Circle, Reno, Nevada 89521.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.